UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
Amendment No. 3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bard Holding, Inc.
(Name of Registrant)

Delaware	3823	27-1330198
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer IdentificationNumber)

1167 Bridge Street, Philadelphia, PA, 19124
(Address and telephone number of registrant's principal executive offices and principal place of business)

Howard L. Bobb
President and Chief Executive Officer
1167 Bridge Street
Philadelphia, PA 19124
(215) 825-8593
_______________________________________________
(Name, address, and telephone number of agent for service)

Please send correspondence to:
Jillian Ivey Sidoti, Esq.
34721 Myrtle Court
Winchester, CA 92596
323-799-1342
FAX: (888) 316-7320

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered Fee	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration

Common Stock, $.001 par value	10,000,000 shares	$1.00	$10,000,000	$558.00

Total	10,000,000 shares	$1.00	$10,000,000	$558.00

(1) Registration fee has been paid via Fedwire.

(2) This is the initial public offering and no current trading market exists for our stock.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(4)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED   May 20, 2010

PRELIMINARY PROSPECTUS

Bard Holding Inc.

10,000,000 Shares of Common Stock
Price per share: $1.00
Total cash proceeds if all shares are sold: $10,000,000

This is our initial public offering. We are offering up to 10,000,000 shares of our common stock at a price of $1.00 per share. We will offer the shares ourselves and do not plan to use underwriters or pay any commissions. The shares will be offered and sold by our officers.  There is no trading market for our common stock.

The offering is being conducted on a self-underwritten, best effort basis. This is a no minimum offering. Accordingly, as shares are sold, we will use the money raised for our business. Our officers and/or directors will attempt to sell the shares. This Prospectus will permit our officers and/or directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Our officers and directors will sell the shares. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. We intend to open a standard, non-interest bearing, bank checking account to be used only for the deposit of funds received from the sale of the shares in this offering. The shares will be offered at a price of $1.00 per share for a period of three hundred and sixty five (365) days from the effective date of this prospectus, unless extended by our board of directors for an additional one hundred eighty (180) days.

The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares, and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

The purchase of our shares involves substantial risk. See “Risk Factors” beginning on page _____ for a discussion of risks to consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE SUBJECT TO CHANGE. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE DATE OF THIS PROSPECTUS IS  MAY 20, 2010

Prospectus Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” “Bard Holding,” and “BH” refer to Bard Holding Inc.

We are not a blank check company and do not consider ourselves to be a blank check company as we:

•	Have a specific business plan. We have provided a detailed plan for the next twelve (12) months throughout our Prospectus.
•	We have no intention of entering into a reverse merger with any entity in an unrelated industry in the future.

Bard Holding, Inc. (the “Company” or “BH”) is a development stage company incorporated in the State of Delaware in November 2009. The Company plans on building the first full composite algae based biodiesel plant in the northeast region of the United States.  The composite facility design has two primary components, (1) a photo-bioreactor based algae cultivation, harvesting and extraction plant, and (2) a multi-feedstock solvent extraction/biodiesel production facility. A commercial algae pilot plant is currently being constructed and will serve as the model for the full scale algae plant. The pilot plant is designed with a capacity of 1.2 million gallons of algae oil per annum. A diagram and photo of the prototype for the pilot plant has been filed with the registration statement. Both the facilities (algae pilot plant and solvent extraction/biodiesel plant) are located at the Keystone Industrial Port Complex (KIPC), Fairless Hills in the Commonwealth of Pennsylvania. We have not commenced revenue-generating activities at this time but there will be some revenue generation after completion of the commercial scale algae pilot plant.

Our current day-to-day operations are broken down into three main activities:

1. Design, development and construction of commercial algae pilot plant
2. Planning and negotiating with contractors, suppliers, engineering firms for all matters related to the solvent extraction/biodiesel production facility
3. Funding activities

1.   In design , development and construction of the algae pilot plant the daily activities consist of the following:-

-	Securing general construction permit from Fairless Hills township for the algae pilot plant
-	Signed lease agreement with US Steel Real Estate for a 3,600 square foot building for the pilot plant. A copy of the lease agreement (algae pilot plant) and pictures are filed as exhibit with the registration statement.
-	Negotiating price and delivery and installation dates for pilot plant tubing, pumps, storage tanks, centrifuge, ultrasound equipment, and small scale biodiesel production equipment. A copy of the purchase agreement (Algae oil extraction system) from Wisconsin Biofuels LLC is filed as exhibit with the registration statement.
-	In conjunction with Mr. Jay Ort, an expert in the field of Algae production and its uses, the Company is analyzing all stages of the algae production process with the goal of increased algae growth rates and process optimization
-	Systems are being designed to capture carbon dioxide and transport it to the site of the pilot plant .
-	Systems are being designed to obtain, mix, and test the requisite waste water necessary for adequate growth.
-	Speaking and negotiating contracts with the local township for utilizing the city's waste water treatment plant.
-	We are designing methods of capturing the oxygen which is a co-product of algae oil as well as determining how best to maximize the commercialization of algae cake the other co-product.
-	Working closely with engineering company (Tetra-Tech) to finalize the design , prototype developed. A picture of the prototype is filed as an exhibit to the registration statement.
-	Communicate with "Career Link" of Bucks county employment organization for hiring personnel
-	Continue to increase exposure of Bard’s project
-	Bard issued a press release announcing the initiation of the algae pilot plant and mention was made in a local publication. A copy of the news article (Firm hopes to tap Biodiesel market)is filed as exhibit with the registration statement .

2. All Matters Related to Solvent Extraction and Biodiesel Facility

-
Contingent on timing of financing, the Company discusses key target dates with all project partners including Tech-Start India Pvt. Ltd and CCIL, Tetra-Tech, US Steel, Eco-Energy, FC Stone, and several parts and equipment suppliers

3 . Funding activities

-	Finalizing forecasted financials with accountant
-	Talking to various private funding organizations
-	Create awareness about the project among financial community
-	Set-up an office in NY City for investor relations (64 Beaver St. #434, New York, NY 10004)

The facility will be capable of producing 60 million gallons of biodiesel per annum. It will be able to utilize both soy oil which can be extracted on site and algae oil which will be produced on site as well.

The facility will utilize the patent-pending engineering processes to allow for the environmentally friendly, low-cost production of algae biomass and extraction of bio-oil using photo-bioreactors. Photobioreactors involve a closed system that enables the growth of living organisms such as algae. The algae are combined with carbon dioxide and waste water to provide a growth environment. The algae will be cultivated in the photo-bioreactors and harvested in an energy-efficient/cost-effective manner. The facility will focus on cultivating algae that can produce high yields of algae oil which can then be converted into biodiesel. There are more than 300,000 strains of algae, with differing ratios of three main types of molecule: oils, carbohydrates and protein. Company scientists and engineers have utilized a proprietary technological screening processes combined with microbial biology to identify natural algae strains that are best suited for biodiesel production.  Further, the facility will demonstrate that this process can sequester a very high percentage [ more than 90 percent ] of carbon dioxide fed into the system. A leading global engineering company, Tetra Tech, Inc. of Langhorne, Pennsylvania, will do the facility’s engineering and construction. A copy of the patent pending application is filed as exhibit with the registration statement.

The facility will utilize the solvent extraction and biodiesel production technology of Lurgi. This energy efficient, highly automated, multi-feedstock technology allows Bard to extract oil using solvents and then convert it into biodiesel through the process of easterificatiion. Detail is provided under the Research section of the Company.

Bard Holding’s administrative address and phone number is:

Bard Holding Inc.
1167 Bridge Street,
Philadelphia, Pennsylvania 19124
(215) 825-8593

Bard Holding’s plant address and phone number is:

               At/- KIPC, 1 Ben Fairless Drive
Fairless Hills, Pennsylvania 19030
(215) 736-1913

The Offering
Common Stock Offered for Sale	Up to a maximum of 10,000,000 shares.
Price to the Public	$1.00 per share in cash.

Use of Proceeds
Primarily for	[Pilot plant construction, equipment purchase,]
offering expenses, sales and marketing, independent contractors and web siteimprovement.

Number of Shares
Outstanding Prior to the Offering	15,003,000 common stock/ 15,000,000 preferred stock Currently 13,293,000 common shares have not been paid for and all 15,000,000 shares of preferred stock have not been paid for.

Number of Shares
Outstanding After the Offering	16,003,000 if 10% of offering sold. 17,503,000 if 25% of offering sold. 20,003,000 if 50% of offering sold. 22,503,000 if 75% of offering sold. 25,003,000 if 100% of offering sold.

Plan of Distribution	This is a direct public offering,with no commitment by anyone t purchase any shares. Our shares will be offered and sold by our officers. There is no share minimum investment required from individual investors.

Terms of the Offering	This is a BEST EFFORTS OFFERING. This is a no minimum offering. Accordingly, as shares are sold, we will use the money raised for our business. The offering will remain open until 365 days from the commencement of the offering upon effectiveness of this S-1, which may be extended for an additional 180 days at the discretion of the board of directors. We cannot be certain that we will be able to sell enough shares to fund our operations appropriately.

(1) Management may not, and will not purchase any shares in this offering.

RISK FACTORS

Investors in Bard Holding should be particularly aware of the inherent risks associated with our business. As of the date of the prospectus our management is aware of the following material risks.

An investment in the Common Stock offered hereby involves a high degree of risk.

We are a development stage company organized in November 2009 and have recently commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a high probability of losing their investment. Our auditor’s have substantial doubt about our ability to continue as a going concern. Additionally, our auditor’s report reflects the fact that the ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment.

Although we have established a business plan, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our service and products, the level of our competition and our ability to attract and maintain key management and employees. Additionally, our auditor’s report reflects that the ability of Bard Holding to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

We may be unable to solve unforeseen technical and engineering challenges that would make the algae-to-oil system unfeasible.

Although we have successfully generated sample yields of algae with high lipid percentages in the laboratory, as well as extracting small field scale quantities of oil, the full end-to-end process design and engineering of an algae-to-oil system is not complete. The risk exists that the completion of this process design and engineering may face delays or outright failures, and that we may not be able to successfully design a scalable, cost-effective system for the growth and harvesting of algae. We are still in the process of conducting research on algae growth concepts and completing design and cost calculations in order to overcome certain previously recognized limitations of growing and harvesting algae oil for fuel at commercial scale, at appropriate costs. Even in the event that we are able to design and engineer a complete algae-to-oil system, the risk exists that once Bard Holding or a licensee begins to scale up such system, unforeseen factors and issues may arise which makes any such system unfeasible (for economic reasons or otherwise), thus causing additional delays or outright failure.

We face significant challenges in successfully and rapidly building our new facility, and there is no guarantee that we will succeed.

Due to the anticipated significant capital expenditures required for a cost effective algae oil/ biodiesel facility, we will need to successfully build a new facility and commercial design under significant time constraints. We have yet to prove that it can succeed at the required levels of rapid scaling through to commercial rollout of our technology. Beyond the new facility, rapid scaling will also be dependent upon the time needed to adequately permit each site and procure needed equipment.

We are dependent upon funding from our principal shareholders.

To date, we are dependent upon funding from our officers. If our officers are unable to continue to fund the Company, the Company might need to enter into agreements under less favorable terms than originally envisioned, or borrow funds at higher interest rates and under less favorable terms and conditions than originally envisioned. Moreover, there is no certainty as to whether any new funding source would even be available. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to implement our development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations, or cause us to cease operations altogether.

Significant declines in the prices of oil and natural gas could reduce the appeal and commercial feasibility of our products and services.

We have no ability to control the market prices of oil and biodiesel. The recent worldwide financial and credit crisis has reduced the availability of liquidity and credit. This shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has lead to a worldwide economic recession. The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Oil prices declined from record levels in early July 2008 of over $140 per Bbl to below $40 per Bbl in December 2008, while natural gas prices have declined from over $13 per Mcf to below $6 per Mcf over the same period. In addition, the forecasted prices for 2010 have also declined. As oil and natural gas prices decline, the appeal, and commercial feasibility, of alternative fuel sources such as biodiesel and algae-oil may significantly decrease and further contribute to the reduction of available credit and financing.

Biodiesel fuel is a commodity whose price is determined based on the price of petroleum diesel, world demand, supply and other factors, all of which are beyond our control. Prices for biodiesel fuel have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Significant fluctuations in these commodity prices could impact the economic feasibility of the Company’s products and services.

We may be unable to fully enforce our intellectual property in certain countries.

We are partially dependent on the enforceability of our intellectual property rights. We expect to expand the use of our technology into countries that may not provide adequate legal remedies in the event of a violation of the Company’s technology. We may not be able to fully execute our business plan if we do not obtain adequate protection of our intellectual property.

The biodiesel production and marketing industry is competitive. There are many competitors that have greater financial and other resources than we do and one or more of these competitors could, by using their greater resources or otherwise, gain market share at our expense.

According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth in the United States. New plant construction or decreases in demand for biodiesel may result in excess production capacity, which could have an impact upon our ability to operate profitably. Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel, which means that we may be unable to acquire the inputs needed or be unable to acquire the inputs at a profitable price. In addition, if excess capacity occurs, we may be unable to market our products at profitable prices.

Many of our competitors in the biodiesel production and marketing industry have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability. This decline could have a material adverse effect on, or cause us to cease, our operations.

If we are unable to recruit and retain the necessary specialist and experienced individuals, our business will suffer as a result.

In order to complete the research and design of the algae-to-oil system and move to commercial scaling and full operations, it will be necessary for us to retain specialist and experienced management as well as to recruit a significant number of additional qualified individuals. Additionally, technical support personnel will be needed to support the license and joint venture partners when we begin to commercially scale worldwide. Any inability to obtain the appropriate resources through hiring, outsourcing or through other contractors could delay or impair our ability to achieve successful results.

We have a history of losses and there is no guarantee we will achieve positive cash flow.

Bard Holding has a history of operating losses since inception. The Company expects losses to continue and does not expect positive cash flow from operations in the near term. There is no guarantee that the Company will achieve cash flow positive operations prior to expending its available capital.

The algae-to-oil system may be too expensive for a particular target market.

The growth from the bioreactor/extraction/refining system and the relevant processes and methodologies being considered for operating the system may not yield a result that is commercially attractive to the target market. This may be due to the inability of the system to produce algae oil at an acceptable unit cost relevant to other similar competing products. Our design could also require significant high fixed capital costs.

Biodiesel competes with other existing products and other alternative products, which if more successful, could reduce the demand for biodiesel.

We expect to be completely focused on the production and marketing of biodiesel and its co-products for the foreseeable future. We may be unable to shift our business focus away from the production and marketing of biodiesel to other renewable fuels or competing products. Accordingly, an industry shift away from biodiesel or the emergence of new competing products may reduce the demand for biodiesel. As already disclosed above, a downturn in the demand for biodiesel would significantly and adversely affect any sales and profitability, and thus have a material adverse effect on, or cause us to cease, our operations.

If a competitor were to achieve a technological breakthrough that resulted in significant cost reductions, our operations and business could be negatively impacted.

There currently exist a number of businesses that are pursuing the use of algae, bacteria and other crops and other methods for creating biomass and alternative fuels. Should a competitor achieve a R&D, technological or biological breakthrough where production costs are significantly reduced, or if the costs of similar competing products were to fall substantially, we may have difficulty attracting customers and licensees. This could have a material adverse effect on, or cause us to cease, our operations.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact any sales and profitability, and thus have a material adverse effect on, or cause us to cease, our operations.

The profitability of any algae-to-oil system could be negatively impacted if biodiesel refiners are unable to refine the available biodiesel[ feedstock ] into biodiesel.

Worldwide biodiesel refining capacity is expected to be approximately fifteen (15)  billion gallons of feed stock oil per year by 2010. Currently, most biodiesel refiners are operating well below their maximum capacity, but there exists the risk that the production of biodiesel feedstock increases to the point where capacity would not be able to refine all of the available biodiesel feedstock into biodiesel. There is also a risk that some of the biodiesel refiners may go out of business due to the current high prices of feed stock oil, thereby limiting the total capacity. Such lack of capacity would be a risk to the profitability of any algae-to-oil system, as it could impact the ability of operator’s of such systems to realize revenues from operating the system.

Limited operating history

This is a new venture for the Company although the officers have experience in the Biodiesel technology industry. We do not currently own any assets to carry out any of the development opportunities; we have not obtained any financing and we do not currently conduct any operations. Therefore, we have a limited operating history upon which to evaluate our likely performance. We may not be able to implement our business plan successfully.

Capital requirements and liquidity

The Biodiesel industry is capital intensive.  The Company's cash flow from operations and the continued availability of credit are subject to a number of variables, including the Company's utilization rate, operating margins and ability to maintain costs and obtain contracts in a competitive industry.  There can be no assurance that the Company's cash flow from operations, proceeds from the Initial Public Offering and present borrowing capacity will be sufficient to fund its anticipated capital expenditures and working capital requirements.  The Company may from time to time seek additional financing, either in the form of bank borrowings, sales of the Company's debt or equity securities or otherwise.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity." To the extent the Company's capital resources and cash flow from operations are at any time insufficient to fund its activities or repay its indebtedness as due, the Company will need to raise additional funds through public or private financings or additional borrowings.  No assurance can be given as to the Company's ability to obtain any such capital resources.  If the Company is at any time not able to obtain the necessary capital resources, its financial condition and results of operations could be materially adversely affected.  In the event that additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted and, in addition, such equity securities may have rights, preferences or privileges senior to those of the Common Stock.

Reliance on key personnel

The success of the Company's business is highly dependent upon the services, efforts and abilities of Howard L. Bobb, the Company's President and Chief Executive Officer and certain other officers and key employees, particularly Surajit Khanna, the Company's Secretary, and Sohini Khanna, the Company's Treasurer.  The business of the Company could be materially and adversely affected by the loss of any of these individuals.  The Company does not maintain key man life insurance on the lives of any of its executive officers or key employees.  The Company does not have any employment agreements.

Because our officers and directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

All of our officers and directors intend to devote only a portion of their business time to our affairs. It is possible that the demands on our Officers from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, the officers  may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Because our common stock is deemed a low-priced “penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Superior rights of preferred stock

The Company has issued all of its preferred stock. To this end, 15,000,000 shares of preferred stock are outstanding and have been issued to our officers and directors. The Board, without stockholder approval, may issue shares of the preferred stock with rights and preferences adverse to the voting power or other rights of the holders of the Common Stock.

The preferred stockholders hold rights in regards to conversion, liquidation, and other preferential treatment. See "Description of Capital Stock -- Preferred Stock."

WE WILL BE SUBJECT TO THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT. IF WE ARE UNABLE TO COMPLY WITH SECTION 404 IN A TIMELY MANNER OR IF THE COSTS RELATED TO COMPLIANCE ARE SIGNIFICANT, OUR PROFITABILITY, STOCK PRICE AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

We will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires that we document and test our internal control over financial reporting and issue management's assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls and management's assessment of those controls. We are currently evaluating our existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. During the course of our ongoing evaluation and integration of the internal control over financial reporting, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review. We believe that the out-of-pocket costs, the diversion of management's attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our results of operations could be adversely affected.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our auditors will not identify material weaknesses in internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our auditors identify and report such material weakness, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, all of which could have a material adverse effect on our business, results of operations and financial condition.

As a result of our placing your funds into the general company account as opposed to an escrow account, the funds are subject to attachment by creditors of the company, thereby subjecting you to a potential loss of the funds.

Because the funds are being placed in a general company account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes. Investors would lose all or part of their investments if this happened, regardless of whether or not the offering closes.

Our existing dividend policy and contractual restrictions limit our ability to pay dividends.

We have never declared a cash dividend on our common stock and do not expect to pay cash dividends for the foreseeable future. We expect that all cash flow generated from our operations in the foreseeable future will be retained and used to develop or expand our business.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “best efforts” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

Available Information

Upon the effectiveness of this S-1, we will be subject to the requirements of Section 13(a) under the Exchange Act, which requires us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Bard Holding Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549
Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

CAPITALIZATION

The following table sets forth our capitalization on February 28, 2010

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 15,003,000 shares issued and outstanding	150,030
Preferred stock, $.01 par value, 15,000,000 shares authorized, 15,000,000 shares issued and outstanding	150,000
Additional paid in capital	0
Stock subscriptions receivable (1)	(282,930)
Deficit accumulated during the development stage	(59,821)
Total Stockholders’ Equity	(42,721)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	22,148

(1)
The shareholder’s have agreed to purchase the shares of stock herein described, and they have tendered payment to the Company for 13,293,000 common shares and 15,000,000 shares of preferred stock by transferring $282,930 of Biofuel Advance Research and Development (Bard) LLC to Bard Holding, Inc..

 USE OF PROCEEDS

The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that the net proceeds of this offering and cash flow from operations, if any, will be adequate to satisfy our capital needs for approximately 12 months following consummation of this offering. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures.

The net proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately as the table shows depending on if we sell 10%, 25%, 50%, 75%, or 100% of the offered shares at a $1 per share. We intend to utilize the estimated net proceeds following the offering for the following purposes:

	10%	25%	50%	75%	100%
Total Proceeds	$1,000,000.0	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Less: Offering Expenses
Legal	$25,000	$25,000	$25,000	$25,000	$25,000
Accounting	$5,000	$5,000	$5,000	$5,000	$5,000
Copying	300	300	300	300	300
SEC & State Filing Fees	100	100	100	100	100

Net Proceeds from Offering	$969,600	$2,469,600	$4,969,600	$7,469,600	$9,969,600

Use of Net Proceeds

Land Purchase(1)	$250,000	$250,000	$1,000,000	$2,500,000	$4,750,000
Building	$150,000	$250,000	$375,000	$575,000	$575,000
Building Labor	$50,000	$71,350	$233,200	$233,200	$233,200
Equipment(3)	$100,000	$900,000	$2,011,806	$2,792,000	$2,792,000
Transfer Agent Fees	$1,250	$1,250	$1,250	$1,250	$1,250
Accounting (4)	$5,000	$5,000	$25,000	$25,000	$25,000
Investor Relations (5)	$7,000	$7,000	$7,000	$7,000	$7,000
Employee Salaries (6)	$150,000	$370,000	$370,000	$370,000	$570,000
Research and Development (7)	$52,210	$350,000	$350,000	$401,883	$650,000
Legal Costs (8)	$20,000	$20,000	$82,000	$82,000	$82,000
Mortgage Payments (9)	$111,000	$111,000	$330,194	$198,117	$0
Working Capital (10)	$73,140	$134,000	$184,150	$284,150	$284,150

Total Use of Net Proceeds	$969,600	$2,469,600	$4,969,600	$7,469,600	$9,969,600

(1)
In the event that the raised proceeds do not cover the cost of outright purchase of the land, the Company may have the opportunity to purchase a minimum of 10 acres at $125,000 per acre and put a 20% down payment the company will then finance the remaining amount with a bank loan.

(2)	Size of the building will be commensurate with the amount of land purchased.
(3)	Equipment will depend highly on the size of the building and its capabilities.
(4)	As the complexities with the building and project go, we expect that accounting fees and ongoing audit fees will also increase.
(5)	The Company is estimating that it may use the services of a consulting firm to assist with investor relations. The Company has not entered into any agreement.
(6)	Depending on its capabilities to pay, the Company will determine which employees and personnel resources the Company will utilize.
(7)	The Company will increase its spending on researching and developing new projects depending on the amount of capital raised.
(8)	The Company will look to use funds to protect certain intellectual property. The Company also anticipates ongoing legal fees.
(9)	Mortgage payments are based on year’s worth of payments amortized over 30 years at 8%.
(10)	Working capital is assumed to be those costs associated with the day to day operations of the Company.

DETERMINATION OF OFFERING PRICE

In determining the initial public offering price of the shares we considered several factors including the following:

•	our start up status;
•	prevailing market conditions, including the history and prospects for the industry in which we compete;
•	our future prospects; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

The following assumes the sale of 10% of the shares of common stock in this offering. As of February 28, 2010 , Bard Holding’s net tangible book value was ($42,721). Net tangible book value is the aggregate amount of Bard Holding’s tangible assets less its total liabilities. Net tangible book value per share represents Bard Holding’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 1,000,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $30,651), Bard Holding’s net tangible book value as of the closing of this offering would increase from $(0.005) to $.057 per share. This represents an immediate increase in the net tangible book value of approximately $.063 per share to current shareholders, and immediate dilution of about $.94 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$1.00
Net tangible book value per share prior to offering	$0.00 5
Increase per share attributable to new investors	$0.0 63
Net tangible book value per share after offering	$0.0 57
Dilution per share to new investors	$0.94 2
Percentage dilution	94 .2%

The following assumes the sale of 25% of the shares of common stock in this offering. As of February 28, 2010 , Bard Holding’s net tangible book value was ($42,721), or ($.005) per share of common stock. Net tangible book value is the aggregate amount of Bard Holding’s tangible assets less its total liabilities. Net tangible book value per share represents Bard Holding’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 2,500,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $30,651), Bard Holding’s net tangible book value as of the closing of this offering would increase from ($0.005) to $.139 per share. This represents an immediate increase in the net tangible book value of $.144 per share to current shareholders, and immediate dilution of $.86 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$1.00
Net tangible book value per share prior to offering	$0.005
Increase per share attributable to new investors	$0.1 44
Net tangible book value per share after offering	$0.1 39
Dilution per share to new investors	$0.86 1
Percentage dilution	86 .1%

The following assumes the sale of 50% of the shares of common stock in this offering. As of February 28, 2010 , Bard Holding’s net tangible book value was ($42,721), or ($0.005) per share of common stock. Net tangible book value is the aggregate amount of Bard Holding’s tangible assets less its total liabilities. Net tangible book value per share represents Bard Holding’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 5,000,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $30,651), Bard Holding’s net tangible book value as of the closing of this offering would increase from ($0.005) to $.246 per share. This represents an immediate increase in the net tangible book value of $.251 per share to current shareholders, and immediate dilution of $.754 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$1.00
Net tangible book value per share prior to offering	$0.00 5
Increase per share attributable to new investors	$0.2 51
Net tangible book value per share after offering	$0.2 46
Dilution per share to new investors	$0.75 4
Percentage dilution	75 .4%

The following assumes the sale of 75% of the shares of common stock in this offering. As of February 28, 2010, BARD HOLDING’s net tangible book value was ($42,721), or ($0.005) per share of common stock. Net tangible book value is the aggregate amount of BARD HOLDING’s tangible assets less its total liabilities. Net tangible book value per share represents BARD HOLDING’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 7,500,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $30,651), BARD HOLDING’s net tangible book value as of the closing of this offering would increase from ($0.005) per share to $0.33 per share. This represents an immediate increase in the net tangible book value of $.335 per share to current shareholders, and immediate dilution of $.67 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$1.00
Net tangible book value per share prior to offering	$0.00 5
Increase per share attributable to new investors	$0.3 3
Net tangible book value per share after offering	$0.33 5
Dilution per share to new investors	$0.67
Percentage dilution	67%

The following assumes the sale of 100% of the shares of common stock in this offering. As of February 28, 2010, BARD HOLDING’s net tangible book value was ($42,721), or $0.005 per share of common stock. Net tangible book value is the aggregate amount of BARD HOLDING’s tangible assets less its total liabilities. Net tangible book value per share represents BARD HOLDING’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 10,000,000 shares at an offering price of $1.00 per share of common stock, application of the estimated net sale proceeds (after deducting of $30,651), BARD HOLDING’s net tangible book value as of the closing of this offering would be $0.397 per share and, as a result, there will be an immediate increase in the net tangible book value of $.402 per share to current shareholders, but there is an immediate dilution of $.603 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$1.00
Net tangible book value per share prior to offering	$0.00 5
Increase per share attributable to new investors	$0. 402
Net tangible book value per share after offering	$0. 397
Dilution per share to new investors	$0.60 3
Percentage dilution	60 .3%

SELLING SECURITY HOLDERS

We do not have any security holders offering any securities under this offering. There is no guarantee we will sell all of the shares under this offering as this is a “best efforts” offering.

The table below assumes the sale of the 10,000,000 shares offered in this prospectus at an assumed initial public offering price of $1.00 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Current Common Stock Shareholders	15,003,000	60%	$150,030	1.5%	$0.01
Public Common Stock Shareholders	10,000,000	40%	$10,000,000	98.5%	$1.00
Total Common Stock	25,003,000	100%	$10,150,030	100%
Current Preferred Stock Shareholders	15,000,000	100%	$150,000	100%	$0.01

Of the current shares outstanding, 13,293,000 common shares have not been paid for and all 15,000,000 shares of preferred stock have not been paid for.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

We are offering to the public 10,000,000 shares of common stock, at $1.00 per share, on a “best efforts,” basis in a “direct public offering” through our officers and directors. This offering terminates in 365 days after commencement of this offering. There are no provisions for the return of funds if only a small number of shares are sold and no minimum subscription amount has been set for these shares to be sold by Bard Holding Inc. No commissions will be paid for the sale of the 10,000,000 shares offered by Bard Holding.

 This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. There is no minimum purchase requirement for prospective stockholders and no arrangement to place funds in an escrow, trust, or similar account. We do intend to place the funds into a segregated account. The segregated account is not an escrow, trust or similar account, and is subject to attachment by creditors.

We will sell the shares on a “direct public offering,” basis through our sole officers and directors, who may be considered underwriters as that term is defined in Section 2(a)(11). Our officers and directors will not receive any commission in connection with the sale of shares, although we may reimburse them for expenses incurred in connection with the offer and sale of the shares. The officers and directors intend to sell the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of the officers and directors;
The officers and directors will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), they must be in compliance with all of the following:

•	they must not be subject to a statutory disqualification;
•	They must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	they must not be an associated person of a broker-dealer;
•
they must primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of Bard Holding Inc. otherwise than in connection with transactions in securities; and

•
they must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 month.

The officers will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). The officers, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•	a prospectus, with subscription agreement, is delivered by Bard Holding to each offeree;
•	the subscription is completed by the offeree, and submitted by check back to Bard Holding where the subscription and a copy of the check is faxed to counsel for review;
•	each subscription is reviewed by counsel for Bard Holding to confirm the subscribing party completed the form, and to confirm the state of acceptance;
•	once approved by counsel, the subscription is accepted by the officers and the funds deposited into an account labeled: Bard Holding Inc., within four (4) days of acceptance;
•	subscriptions not accepted, are returned with the check un-deposited within 24 hours of determination of non-acceptance.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 10,000,000 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Class of Stock	Name of Beneficial Owner (1)	Number of Shares of Common Stock	Number of Shares of Common Stock with conversion	Percentage Before Offering	Percentage After Offering	Percentage After Offering with conversion
Common	Howard L. Bobb 1167 Bridge Street, Philadelphia, PA 19124	3,000,000	5,000,000	20.00%	12.00%	12.5%
Common	Sohini Khanna 1959 Saxon Drive Feasterville, PA19053	3,000,000	3,000,000	20.00%	12.00%	7.5%
Common	Surajit Khanna 1959 Saxon Drive Feasterville, PA19053	4,650,000	6,650,000	30.99%	18.60%	16.625%
Common	Richard C Edwards 8 Vineyard Hill, Fairport, NY 144450	600,000	2,600,000	4.00%	2.40%	6.5%
Common	Avery Hong 38432 Terrell Drive, North Ridgeville, OH 44039	2,250,000	4,250,000	15.00%	9.00%	10.625%
Common	Dan Mahar 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	600,000	2,600,000	4.00%	2.40%	6.5%
Common	Stephen Laskero 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	450,000	1,450,000	3.00%	1.80%	3.625%
Common	Sharon Miller 417 Meadow Lane, Batesville, IN 47006	450,000	1,450,000	3.00%	1.80%	3.625%
Common	Bijayenee Patnaik 2500 Anina Lane, Bensalem, PA 19020	0	2,000,000			5.0%
Common	Michelle McCurdy 6944 Jackson Street, Philadelphia, PA 19135	0	1,000,000			2.5%
Common	Total Common Shares for all officers, directors, and beneficial owners	15,000,000	30,000,000	99.98%	59.99%
Preferred	Howard L. Bobb 1167 Bridge Street, Philadelphia, PA 19124			13.3%	13.3%
Preferred	Surajit Khanna 1959 Saxon Drive, Feasterville, PA19053			13.3%	13.3%
Preferred	Richard C Edwards 8 Vineyard Hill, Fairport, NY 144450			13.3%	13.3%
Preferred	Bijayenee Patnaik 2500 Anina Lane, Bensalem, PA 19020			13.3%	13.3%
Preferred	Avery Hong 38432 Terrell Drive, North Ridgeville, OH 44039			13.3%	13.3%
Preferred	Michelle McCurdy 6944 Jackson Street, Philadelphia, PA 19135			6.6%	6.6%
Preferred	Dan Mahar 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526			13.3%	13.3%
Preferred	Stephen Laskero 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025			6.6%	6.6%
Preferred	Sharon Miller 417 Meadow Lane, Batesville, IN 47006			6.6%	6.6%
	Total Preferred Shares for all officers, directors and beneficial owners			100%	100%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES
Common Stock

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.01 par value per share. 15,003,000 common shares were outstanding as of the date of this prospectus. Upon sale of the 10,000,000 shares offered herein, we will have outstanding 25,003,000 shares of common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Bard Holding, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 15,000,000 shares of preferred stock, $0.01 par value per share, of which all 15,000,000 shares were outstanding as of the date of this prospectus.

The Preferred Stock carries the following rights and provisions:

Liquidation:

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive in preference to the Common Stock (the “Common”) an amount payable in cash equal to the Purchase Price for the Preferred plus declared and unpaid dividends (the “Liquidation Preference”).  After the payment of the Liquidation Preference to the holders of the Preferred, the remaining assets shall be distributed ratably to the holders of the Common and the Preferred (assuming the conversion of all Preferred Stock).

   A merger, reorganization or other acquisition type transaction in which control of the Company or all or substantially all of its assets is transferred will be treated by holders of the Preferred Stock as a liquidation.

Conversion:

The holders of the Preferred have the right, at any time, to convert into shares of Common stock on a one share to one share basis.  The number of shares of Common stock into which each share of Preferred may be converted will be determined by dividing the Original Purchase Price by the conversion price.  The initial conversion price will be equal to the Original Purchase Price. The Preferred Stock outstanding (15,000,000 shares) may be converted to a total of 15,000,000 common shares.

Voting Rights:

The holders of a share of the Preferred will have a right to that number of votes equal to the number of shares of Common Stock issued.

Protective Provisions:

The Preferred votes on an as-converted basis, but also has a class vote as provided by law. Therefore, on all issues other than those herein mentioned that require consent of shareholders, the Preferred shareholders shall receive one vote per one share held. Hence, the shareholders that currently hold all the preferred shares of the Company have 15,000,000 votes between them. Individual voting rights are outlined below. The consent of a majority of  the Preferred, voting as a single class, shall be required for the following actions:  (i) any amendment or change to the rights, preferences, privileges or power of the Preferred; (ii) any action that authorizes, creates or issues shares of any class of stock hiving rights, preferences or privileges superior to or on parity with the Preferred; (iii) any increase or decrease in the authorized number of shares of the Preferred or Common; (iv) any merger or consolidation of the Company with one or more other corporations in which the stockholders of the Company immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation and any sale of all or substantially all of the assets of the Company; (v) any amendment or waiver of any provisions of the Company’s Articles of Incorporation (the “Articles”) or Bylaws that affects the rights of the Preferred; (vi) the payment of any dividend on the Common Stock; and (vii) other protective provisions to be set forth in the Articles.

Voting Rights on an as-converted basis

SHAREHOLDER	VOTING RIGHTS
Howard L. Bobb 1167 Bridge Street, Philadelphia, PA 19124	2,000,000
Surajit Khanna 1959 Saxon Drive, Feasterville, PA 19053	2,000,000
Richard C Edwards 8 Vineyard Hill., Fairport, NY 144450	2,000,000
Bijayenee Patnaik 2500 Anina Lane, Bensalem, PA 19020	2,000,000
Avery Hong 38432 Terrell Drive, North Ridgeville, OH 44039	2,000,000
Michell McCurdy 6944 Jackson Street, Philadelphia, PA 19135	1,000,000
Dan Mahar 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	2,000,000
Stephen Laskero 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	1,000,000
Sharon Miller 417 Meadow Lane, Batesville, IN 47006	1,000,000

The consent of a majority of the Preferred, voting as a separate series shall be required for the following actions:  (i) any amendment or waiver of provisions of the Company’s Articles or Bylaws that adversely affects the rights, preferences and privileges of the Preferred; and (ii) any action that authorizes, creates or issues shares of stock having rights, preferences or privileges superior to or on a parity with the Preferred.

The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	to issue the shares;
•	to fix the number of shares;
•	to change the number of shares constituting any series; and
•	to provide for or change the following:
•	the voting powers;
•	designations;
•	preferences; and
•	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
•	dividend rights (including whether dividends are cumulative);
•	dividend rates;
•	Terms of redemption (including sinking fund provisions);
•	redemption prices;
•	conversion rights; and
•	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

 Options and Warrants

We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our officers may later determine to authorize options and warrants for our Company.

    INTEREST OF NAMED EXPERTS AND COUNSEL

Jillian Ivey Sidoti issued an opinion that the shares being issued pursuant to this offering, upon issuance, will have been duly authorized and validly issued, fully paid, and non-assessable.

The financial statements as of November 30, 2009 (audited) and February 29, 2010 (unaudited) are included in this prospectus and have been audited by Maddox Ungar Silberstein, PLLC, independent auditors, (now known as Silberstein Ungar, PLLC) as set forth in their audit report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

Jillian Ivey Sidoti, for compensation for services rendered on the filing of this offering, will receive 10,000 shares of our common stock. Such shares shall not be derived from the shares offered in this offering. We anticipate that we will issue such shares in July of 2010.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of Bard Holding will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. Our officers and directors are indemnified as provided by the Delaware Revised Statutes and our Bylaws.

DESCRIPTION OF BUSINESS
The Company

Bard Holding is a development stage company incorporated in the State of Delaware in November 2009. We plan on building the first full composite algae based biodiesel plant in the northeast region of the United States.  Please see our 12-month timeline to understand the steps necessary to carry out this plan. Our plan is contingent on the following factors:

•	Our ability to enter into the proper contracts to build the plant as well as to implement the inner workings of the plant.
•	Our ability to raise funds to provide for the plant.
•	Our ability to acquire the land on which to build the plant.

The Company plans on building the first full composite algae based biodiesel plant in the northeast region of the United States .  The composite facility design has two primary components, (1) a photo-bioreactor based algae cultivation, harvesting and extraction plant, and (2) a multi-feedstock solvent extraction/biodiesel production   facility . A commercial algae pilot plant is currently being constructed and will serve as the model for the full scale algae plant. The pilot plant is designed with a capacity of 1.2 million gallons of algae oil per annum. A diagram and photo of the prototype for the pilot plant has been filed with the registration statement. Both the facilities (algae pilot plant and solvent extraction/biodiesel plant) are located at the Keystone Industrial Port Complex (KIPC), Fairless Hills in the Commonwealth of Pennsylvania. We have not commenced revenue-generating activities at this time but there will be some revenue generation after completion of the commercial scale algae pilot plant.

Algae Production Process

Bard is implementing design elements included in its patent pending which is filed as an exhibit with the registration statement.

The key stages of the algae production process are cultivation, harvesting and extraction.

CULTIVATION: The cultivation platform will consist of photo-bioreactors (15” diameter and 20’ long). The photo-bioreactors will receive the water, nutrients and carbon dioxide to commence the growth process at scheduled increments that would be staggered throughout the system. The algae culture would be exposed to a continuous light source, enhancing growth rates.

HARVESTING:  The harvesting of the algae is accomplished by removing a portion of the fluid contained in the photo-bioreactor tubes. The remaining algae will multiply and refill the tubes when additional enriched water and carbon dioxide are introduced into the system.

EXTRACTION: The algae are then separated by a centrifuge. The excess water will be re-circulated as will any excess carbon dioxide. The algae will be extracted and the cells of algae will be crushed by ultrasound to free the oil content. The ultrasound process will separate the algae oil and the algae residue, which will become algae cake

Upon the extraction the algae oil is ready for conversion into biodiesel and the algae cake can be sold as a separate by-product.

The algae production facility’s initial phase involves the construction of a commercial pilot plant with the capability of producing a minimum of 1.2 million gallons of algae oil / biodiesel per annum using photo-bioreactors.  It will produce algae biomass to be used to produce biodiesel, and other commercial products.

The facility will utilize the patent-pending engineering processes to allow for the environmentally friendly, low-cost production of algae biomass and extraction of algae oil. The algae will be cultivated in photo-bioreactors and harvested in an energy-efficient/cost-effective manner. The facility will focus on cultivating algae that can produce high yields of biodiesel. There are more than 300,000 strains of algae, with differing ratios of three main types of molecule: oils, carbohydrates and protein. The company has identified natural algae strain based on maximum lipid content level optimal for oil extraction . A leading global engineering company, Tetra Tech, Inc. of Langhorne, Pennsylvania, will do the facility’s engineering and construction. Tetra Tech has been engaged by Biofuel Advance Research and Development (BARD), LLC. A copy of the Proposal from Tetra Tech is filed as an Exhibit to the registration statement. This proposal/agreement has been assigned to Bard Holding Inc. from Biofuel Advance Research and Development (BARD), LLC. on 12/01/2009. A copy of the assignment of contract document is filed as an Exhibit to the registration statement.

Biofuel Advance Research and Development (BARD), LLC. is a Pennsylvania limited liability company formed on April 10, 2007 composed of same owners/members of Bard Holding, Inc. Surajit Khanna, Howard L Bobb and Sohini Khanna are the managing members of Biofuel Advance Research and Development (BARD), LLC. The purpose of Biofuel Advance Research and Development (BARD), LLC. is to carry out all business development and research activities for the creation of commercial solvent extraction, algae cultivation and biodiesel production facilities. Biofuel Advance Research and Development (BARD), LLC. has secured key contracts for supplying of process equipment from CCIL / Tech-Start, off-take agreements from Eco-energy, engineering service agreement from Tetra Tech, land from US Steel Real Estate, risk management and grain origination agreement from FC Stone and air quality permits from Department of Environment Protection agency of Pennsylvania. All agreements and permits have been assigned from Biofuel Advance Research and Development (BARD), LLC. to Bard Holding, Inc. on 12/01/2009. A copy of all agreements, contracts, permits and assignment of contract documents are filed as an Exhibit to the registration statement.

Solvent Extraction Process

Bard will extract oil from both algae and soy by treating the raw algae and soybeans with a low boiler solvent (hexane) which separates out the oil. Bard has selected a proven technology partner that has built over 200 solvent extraction facilities globally. Lurgi Technologies a German company is our partner for the engineering and supply of a turnkey solvent extraction facility. Based on this experience and a continuous presence in the market, Lurgi’s solvent extraction technology has been continuously improved and modified to meet specific customer needs. Tech-Start (India) and CCIL are authorized suppliers of Lurgi selected by Bard for process equipment supply. In addition Tech-Start (India) and CCIL are doing the entire plant process engineering design and will be commissioning the machineries/equipment in USA at BARD plant location

The plant features:

■ Ease of operation
■ Minimum personnel requirement
■ High level of automation (requested with distributed digital control system)
■ Low energy consumption
■ Low maintenance cost
■ Suitability for processing all standard oilseeds

Three flow diagrams of Bard’s process using Lurgi technology are attached as exhibits.

Biodiesel Production Process

Bard selected Lurgi’s technology for biodiesel production, which uses the base catalyzed reaction for several reasons:

•	It is low temperature and pressure.
•	It yields high conversion (98%) with minimal side reactions and reaction time.
•	It is a direct conversion to biodiesel with no intermediate compounds.

A flow diagram has been filed as an attachment to the registration statement.

The chemical reaction for base catalyzed biodiesel production is depicted below. One hundred pounds of oil (such as soybean oil) is reacted with 10 pounds of a short chain alcohol in the presence of a catalyst to produce 10 pounds of glycerin and 100 pounds of biodiesel. The short chain alcohol, signified by ROH (usually methanol, but sometimes ethanol) is charged in excess to assist in quick conversion. The catalyst is usually sodium or potassium hydroxide that has already been mixed with the methanol. R', R'', and R''' indicate the fatty acid chains associated with the oil or fat which are largely palmitic, stearic, oleic, and linoleic acids for naturally occurring oils and fats.

The Biodiesel Reaction

The base catalyzed production of biodiesel generally occurs using the following steps:

Mixing of alcohol and catalyst: The catalyst is typically sodium hydroxide (caustic soda) or potassium hydroxide (potash). It is dissolved in the alcohol using a standard agitator or mixer.
Reaction: The alcohol/catalyst mix is then charged into a closed reaction vessel and the oil is added. The system from here on is totally closed to the atmosphere to prevent the loss of alcohol. The reaction mix is kept just above the boiling point of the alcohol (around 160 °F) to speed up the reaction and the reaction takes place. Recommended reaction time varies from 1 to 8 hours, and some systems recommend the reaction take place at room temperature. Excess alcohol is normally used to ensure total conversion of the fat or oil to its esters. Care must be taken to monitor the amount of water and free fatty acids in the incoming oil or fat. If the free fatty acid level or water level is too high it may cause problems with soap formation and the separation of the glycerin by-product downstream .

Separation: Once the reaction is complete, two major products exist: glycerin and biodiesel. Each has a substantial amount of the excess methanol that was used in the reaction. The reacted mixture is sometimes neutralized at this step if needed. The glycerin phase is much denser than biodiesel phase and the two can be gravity separated with glycerin simply drawn off the bottom of the settling vessel. In some cases, a centrifuge is used to separate the two materials faster.
Alcohol Removal: Once the glycerin and biodiesel phases have been separated, the excess alcohol in each phase is removed with a flash evaporation process or by distillation. In other systems, the alcohol is removed and the mixture neutralized before the glycerin and esters have been separated. In either case, the alcohol is recovered by distillation equipment and is re-used. Care must be taken to ensure no water accumulates in the recovered alcohol stream.
Glycerin Neutralization: The glycerin by-product contains unused catalyst and soaps that are neutralized with an acid and sent to storage as crude glycerin. Water and alcohol are removed to produce 80-88% pure glycerin that is ready to be sold as crude glycerin.
Product Quality and Registration: Prior to use as a commercial fuel, the finished biodiesel must be analyzed using sophisticated analytical equipment to ensure it meets ASTM specifications. Additionally, all biodiesel produced must be registered with the Unites States Environmental Protection Agency under 40 CFR Part 79.

Technology Partners for Solvent Extraction and Biodiesel Production

The equipment supplier Tech-Start (India)/ CCIL (India) are authorized suppliers of Lurgi, a Germany equipment manufacturing company. Some of the machineries/equipment will be fabricated in India and some in Germany as per Lurgi's specification and will be shipped directly to USA (BARD's location). Also, Tech-Start and CCIL of India are doing the entire plant process engineering design and will be commissioning the machineries/equipment in USA at BARD plant location in coordination with Tetra Tech. A copy of the contract is filed as an exhibit to our Registration Statement.

Soybean (Feedstock) Supplier
Soy bean will be supplied by USA’s largest commodity supplier FC Stone of Iowa. BARD has a 5 year supply contract with FC Stone. A copy of this agreement is filed as exhibit to the registration statement along with the assignment contract.

Off-Take Partner for Biodiesel
Eco-Energy Clean Diesel LLC ,a Tennessee corporation is a reseller of bio-diesel and is experienced in the marketing and transportation of such biodiesel. As per the term of contract Eco-Energy will be purchasing 100% of the production of bio-diesel including production in excess of proposed production of 60 million gallons per year. Eco-Energy agrees to provide the transportation services as mentioned in their contract. Eco-Energy will be off loading Biodiesel from the plant by rail and tankers every Sunday. The site has access to 2 main railroads. Eco-Energy has their own rail carts and tankers. They will be purchasing our product (biodiesel) 100%, and transport it from our plant location. A copy of the contract is filed as an exhibit to the Registration Statement along with the assignment contract.

Research

Bard Holding, Inc. has utilized research provided by Mr. Jay Ort. To date, Bard has not provided any financing to Mr. Ort for any research. Mr. Ort and Bard have signed a Non-Circumvention, Confidentiality & Consulting Agreement. Mr. Ort will receive compensation of 100,000 common shares and 2,000,000 preferred shares, subject to the effectiveness of this S-1 registration statement. A copy the agreement is attached as an exhibit to the registration statement.   All research herein presented is based on the research of scientist Mr. Jay Ort’s belief and management’s belief unless otherwise stated.

Bard Holding, Inc. has not spent company funds on conducting any of its own research to date, only Mr. Ort’s research as well as publicly available studies and research reports have been utilized by Bard Holding, Inc.

Portions of Mr. Ort’s research are available to the public via his patents, patent #3,521,400 and patent #3,780,471. They were both filed by Mr. Ort and were approved 7/21/1970 and 12/25/1973 respectively. A copy of Mr. Ort’s expired patents are filed as an exhibit to the registration statement.

Bard Holding, Inc. has encapsulated its algae cultivation and harvesting process into a patent pending. The patent is titled, “Process for Cultivation and Harvesting of Algae, Including use as a Source for Liquid Fuel Feedstocks.” The processes and apparatus involve substantially vertically-oriented bioreactors having a light source in the lumen. A growth medium containing nutrients and carbon dioxide are provided to the lumen, and algae in that medium produce lipids when illuminated by the light source. The lipids can be obtained from algae harvested from the lumen (e.g., by ultrasound disintegration of the algal cells) and processes (e.g., by trans-easterification) to produce fuel. Oxygen, algal biomass, and lipid processing by-products can also result. A copy of the patent pending application is attached as an exhibit to the registration statement.

Mr. Ort played a central role in the development and filing of Bard Holding’s patent . Mr. Ort is a retired professional Geologist, and formerly a Technical Advisor on the Apollo Lunar Project at White Sands, New Mexico. During his interaction with NASA, Mr. Ort initiated the usage of algae for the treatment of waste toxic propellants. For over 42 years he has been doing research on the production of biofuels from power plant waste flue gas carbon dioxide and waste water for growing algae. Mr. Ort also oversaw the design and construction of a pilot algae plant in Lubbock, Texas that utilized algae to treat municipal waste water. The plant utilized 20,000 gallons of sewage water per day. The plant produced effluent water similar in quality to the local tap water, except that the water from the pilot plant was much softer (less calcium or magnesium metal).  A copy of Mr. Ort’s biography and the article from the   Lubbock Avalanche Journal, including pictures of the algae pilot plant  (Aug. 21, 1970 ) are filed as exhibits to the registration statement.

A positive report was submitted by a consulting firm on the performance of the pilot plant after a three week observation in 1974. A copy of the report is attached as an exhibit to the registration statement.

The research conducted at the pilot facility led to Mr. Ort’s comprehensive understanding of how to (1) Capture Carbon Dioxide using high pH water generated by algae, and (2) How to auto-harvest micro-algae).

Through his research into other developments in the field of algae development, Mr. Ort investigated the significant improvements in algae growth utilizing photo-modulation and proper selection and application of red and blue spectrum light to the proper species of algae. Drawing on his own hands on experience, along with research and consultation with colleagues at New Mexico State, Penn State and Texas Tech, during his career, Mr. Ort has a unique perspective on the breadth of possibilities from algae.

Bard views Mr. Ort as an expert in the field of algae development and has drawn on much of his experience and research in both the overall strategic plan for Bard, as well as the technological processes required. Bard believes that algae technology can have a significant impact on the global demands for both affordable, environmentally-friendly fuels as well as high-nutrition food sources . This is based upon the belief that because of algae’s rapid growth rate and high oil/mass yields per acre relative to soybeans, palm, and other feedstocks used for both the biodiesel and feed markets that algae production has the potential to serve as an alternative/replacement to current production methods.   Bard believes that its process based on technology from Mr. Ort, will allow for significant production of algae oil utilizing a continuous process that will produce a cost-competitive group of products targeting the fuel, food, nutriceutical, pharmaceutical markets.

Algae is an autotrophic organism, produces complex organic compounds (carbohydrates, fats, proteins) from simple inorganic molecules using photosynthesis. Algae production results in both oil which can be used for biodiesel as well as algae mass which can be used for the feed market or the nutriceutical market.

Algae require a light source, carbon dioxide and nutrient rich water. Waste water, which contains nitrates (human waste) can be infused with carbon dioxide and is entered into a closed environment and combined with algae culture. The mixture is exposed to a light source, providing the basic growth environment for algae. Bard’s algae production plant design utilizes photo-bioreactors. This reduces the land requirement for the production of algae relative   to open pond facilities. In addition, the per acre yield of oil from a photo-bioreactor system could be significantly higher than the yield from an acre of soybeans, palm, or any of the other feed stocks used as a source for biodiesel production.

An algae production plant can therefore be located at or near any urban setting.  The algae growth system is located indoors and therefore impervious to weather or climate changes. Unlike open ponds, there is no risk of strain contamination by natural occurring air born algae. In addition, Bard has selected an ideal location, as it is within piping distance of both a carbon dioxide source and a waste water source. Bard’s location on the KIPC site sits near both a natural gas Dominion power plant and the waste water treatment facility for the local township. Bard has held preliminary discussions with Dominion Power and representatives of the waste water treatment plant for using their carbon dioxide and waste water to grow algae. This would allow for a low cost, readily available source for two of the key inputs. The algae oil produced is convertible to biodiesel just as any of the common vegetable oils already used in biodiesel processes.

Mr. Ort continues his research in algae production and continues to evaluate leading-edge procedures developed by others around the world. Mr. Ort and Bard have signed an agreement authorizing Bard’s use of Mr. Ort’s research and name in all patent and SEC filings. A copy of signed authorization agreement is filed as an exhibit to the registration statement. The foundation for Bard’s patent-pending stems from Mr. Ort’s research into all aspects of algae development.  In addition, his research includes items such as optimal plant design, strain identification and selection, flue gas utilization, and waste water utilization. These items are not available to the public.

We have concluded from the total of the information available to us and with technology devised internally (for which we have a patent pending) that we may be able to produce a commercially viable, in both quality and quantity, product that will supplement and in years to come, replace the diesel fuel and home heating oil currently sold in the marketplace.

Twelve Month Timeline

We intend to carry out the following timeline. This timeline is contingent on many factors including the completion of steps throughout this timeline, proper financing, the entering into certain contracts with both building contractors and other specialized contractors to help with building and implementation of the plan.

Description of tasks to be performed	Time frame
1. Secure site and develop floor plan for the construction of algae pilot plant	January 2010
2. Establish communication with suppliers of the necessary items for the construction of the pilot	February 2010
3. Begin preliminary research into obtaining manpower necessary for construction and for operation of the Pilot	February 2010
4.Begin to engage sources in discussion and planning to obtain the carbon dioxide and waste water necessary for the pilot plant	February 2010
5.Purchase the supplies and equipment and hire manpower to construct and operate the pilot, (contingent upon receipt of sufficient funds to support the completion)	March 2010
6.Begin the operation of the algae pilot plant (contingent upon the funds, and completion in a timely manner)	May/June 2010
7.Break ground for the soybean extraction plant and biodiesel production plant (contingent upon sufficient funding)	July / August 2010
8.Begin site preparation of land (previously under agreement, providing necessary capital available)	July / August 2010
9.Review with engineering firm the previously drawn plans and assure that all necessary modifications have been completed relative to the placement of equipment and rail lines (subject to funding)	April 2010
10.Begin installation of rail lines, structures and footings for the acceptance of equipment (extraction and production)	July / August 2010
11.Confirm with companies in India and Germany the previously ordered equipment, soybean extraction and biodiesel production plant, and arrange for delivery (subject to funding)	May 2010
12.Engage the services of contractors for the installation of the equipment, and begin the process of obtaining employees necessary for the operation of the facility and begin their training (subject to funding)
May 2010
13.Take delivery of the above equipment and begin installation and construction	July / August 2010
14.Lease train cars necessary for the importation of soy beans and the exportation of oil and soy meal	September 2010
15.Certify the results of the algae pilot and confirm the plans relative to that data for the construction of the main algae growth system.	July 2010
16.Engage the services of a contractor, begin the search for employees to operate and begin construction of the main algae growth system (subject to funding)	July/August 2010
17.Begin operations of the algae growth system and certify production results with Pa.D.E.P.	September/October 2010
18.Complete and commission the equipment and tanks of the solvent extraction and biodiesel production begin operation and certify production results with Pa. D.E.P.	December 2010
[Note 1, all of the above are projections based upon meeting funding goals and goals for construction and for delivery of equipment and supplies, delays are common and the dates could be later than those stated]

[Note 2 During the construction phase it is anticipated that the number of employees hired by BARD will be very limited as the contractors will have their own employees to engage in the construction and site preparation. ]

[Note 3 When the algae pilot is operation there will be 14 employees, one overall supervisor who will work 8am to 4pm Monday through Friday two other supervisors will work evening and over night supervisors the fourth will supervise the days  (which will be staggered when the other three are on days off. Two technicians will work with each supervisor and two lab technicians will work days and afternoons during the work week. This number will be subject to modification as the needs arise or decrease during the tenure of the pilot period.]

[Note 4 It is currently anticipated that over two hundred employees will be needed to operate the soy bean extraction and biodiesel production plant and an equal number to operate the algae growth system]

[Note 5 All of the above numbers are subject to change should the demand for employees prove to be more or less. Each of the foregoing operations are 24 hours 7 days a week and therefore need constant manpower. Each of the foregoing are also technically engineered to limit the amount of human input, but need human oversight.]

The Opportunity

Global consumption of petroleum diesel fuel exceeds 200 billion gallons annually and continues to grow at a rate that exceeds improvements in production. The gap between supply and demand is widening and drove prices during 2008 to historically high levels.  Beyond the economic issues associated with petroleum, there are also significant environmental challenges: petroleum fuels are non-renewable, produce many pollutants and release large quantities of carbon dioxide into the atmosphere when burned.

We believe the need for an alternative to petroleum oil is both large and immediate. We believe there is a desire for such alternatives that has been reinforced by many nations in the form of biodiesel mandates whereby fixed portions of diesel-sold must contain a certain percentage of biodiesel.  As an example, n 2009, the European Union adopted the Renewable Energy Directive (RED) which included a 10% target for the use of renewable energy in road transportation fuels by 2020. Bard Holding is developing a commercial, scalable solution to meet this need through the commercial-scale production of feedstock oil which can be used to produce biodiesel.

Oil produced from algae is also thought to have beneficial environmental effects greater than other natural methods of extracting oil. For example, algae farms do not need to be located on agricultural land. Combined with the fact that algae itself is not a human food-source means that algae biofuel does not compete with existing food crops either directly or indirectly. Moreover, it can be planted on far fewer hectares of land than other bio fuel crops (such as palm or jatropha) and therefore does not lead to the destruction of rainforests.

Biodiesel production from algae also creates a bi-product that may be used as a protein source particularly for use in animal feed, which can supplement or replace existing protein crops, such as soybeans.  Growing algae uses CO2 as an input, as do other plants. However, Bard Holding’s oil production facilities are expected to require much less land and are also expected to be constructed and operational in much less time than palm and jatropha plantations, which can take many years to reach full production.

Demand for affordable biodiesel feedstock is considerable and cannot be met long-term through more traditional oils such as rapeseed or soya. Most other feedstock oils compete with the global food supply and as biodiesel demand grows, the price of the underlying feedstocks grow accordingly. Bard Holding’s system will be designed to provide quality feedstocks for biodiesel at lower prices, and its production system is expected to be operational in a much shorter time frame than other natural or synthetic methods of oil production.

Unmet Market Needs

There is a pressing worldwide demand for alternative fuel solutions. Predicted future shortages of petroleum oil and continued pricing uncertainty in petroleum oil supply have led to significant growth in the biodiesel industry. However, the industry is in need of a more abundant supply of feedstocks.

We believe that once development is completed, our business model, high-oil yields and environmentally friendly processes have the ability to be scaled up to meet these needs.

An optional bi-product of algae oil production is a high quality protein feed source. Currently, the availability of feed (especially in developing countries) that meet cost and nutrition requirements is lacking. A parallel problem in the feed market is the growing concern of pesticides from conventionally grown protein sources that remain in feed and are then transferred to human food products. This market is estimated by Bard Holding to be an approximately $15-20 billion dollar market and is projected to grow at a compounded annual growth rate, or CAGR, of 28%, as estimated by FAOSTAT. FAOSTAT stands for Food and Agriculture Organization Statistics. FAOSTAT is an on-line and CD multilingual database currently containing over one million time-series records, covering 210 countries and territories and international statistics concerning 3000 items in the following areas: Production, Trade, Food Balance Sheets Fertilizer and Pesticides, Land Use and Irrigation, Forest Products, Fishery Products, Population, Agricultural Machinery and Food Aid Shipments.

Separate from the biofuels market, demand also exists for specialty oil markets in a wide variety of applications, although volumes are much less clearly defined. We intend to develop the fuel feedstock oil market first and then search systematically for high-value extension opportunities in a wide array of potential specialty markets including: nutriceutical, fatty acids/petrochemical and cosmetics.

Strategy

Bard’s goal is to develop a cost-competitive, long-term alternative/replacement to petroleum based diesel. Bard is developing an algae based solution using photobioreactors. The algae production facility is designed to produce 66 million gallons a year of algae oil. A prototype of the production modules has been developed and patent has been filed. A picture of the prototype and the patent document filed as an exhibit to the registration statement.

The commercial scale algae pilot plant construction is underway (started in February 2010) as a site has been leased, equipment including tubing, pumps, centrifuges and holding tanks have been agreed to be purchased from Wisconsin Biofuels LLC. Lease agreement with US Steel Real Estate and site pictures and equipment purchase agreement are attached as exhibits to the registration statement. This pilot plant will provide critical data as Bard finalizes design elements for the larger facility. The pilot plant will have the capacity to produce up to 1.2 million gallons of algae based oil per year. This oil can then be sold generating revenue as the larger facility is being constructed. Bard has discussed with a U.S. based supplier to both the pet food market and vitamin supplement market, to purchase both Bard’s algae oil and algae cake. Such offtake agreements will be secured after the algae pilot plant is completed in June / July 2010 time frame. The pilot facility will be equipped to convert the algae oil into biodiesel as well, so the algae from the algae plant will go into either the food/supplement market or fuel market depending on which market provides highest profit margins. Bard wants to maintain flexibility and will adhere to that same principle with the larger scale algae facility.

In addition, to maximize its opportunities and to diversify its revenue stream, Bard is also undertaking, simultaneously, the development of a solvent extraction (66 million gallons a year) and biodiesel production facility (60 million gallons a year). The solvent extraction allows Bard to process its own oil from raw feedstocks (soy), which can be processed into Bard’s biodiesel. There are other bi-products such as soy meal, soy hull, and glycerin that can also be revenue generators. By having oil extraction in house, it reduces production costs and provides a more predictable, dependable supply chain. Bard anticipates breaking ground on the construction of solvent extraction and Biodiesel production plant in August 2010 as per the time line mentioned here in this document. A site layout diagram for the solvent extraction and biodiesel plant is attached as an exhibit to the registration statement.

Initially the large scale biodiesel production facility will use soy oil, and then transition over to algae as the primary feedstock as Bard’s algae production facility hits targeted production numbers. Once that occurs, Bard will continue to utilize the solvent extraction facility and sell the array of products into the marketplace.

Bard will continue its commitment to research and development, focusing on enhancement of algae growth yields as well as optimizing all stages of the algae production process.

In addition, BARD will evaluate key developments by other industry players focused on specific aspects of the production process, and would consider incorporating that technology via purchase or licensing agreements. BARD would also consider doing the same with its own technology.

To date, BARD, has contracted to purchase a 37 acre parcel of land at the Keystone Industrial Port Complex (KIPC) located in Fairless Hills, Pennsylvania for $4,750,000. The proceeds from this offering will go towards the down payment of the land. BARD has obtained a Plan Approval from the Commonwealth of Pennsylvania Department of Environmental Protection and Air Quality Program whereby the recipient is allowed to construct and operate a new biodiesel research and development facility. A chemical process is employed to extract oil from soybeans and process the soybean oil for production as biodiesel. Sources of emissions include soybean preparation, solvent extraction, and biodiesel/glycerin processes.  The Air Quality Permit was issued by the Department of Environmental Protection of Pennsylvania to, effective 12/01/09. A copy of the permit has been filed as an exhibit to the registration statement.

Products and Bi-products

We hope to implement the following timeline to start production on the following products:

	Product / Bi-product	Production Timeline
1	Algae Oil	June /July 2010
2	Soy oil	November 2010
3	Soy meal and soy hull	November 2010
4	Glycerin	November 2010
5	Biodiesel (from algae oil)	July / August 2010
6	Biodiesel (from soy oil)	December 2010

BARD Holding, Inc. will incorporate a two stage plan for biodiesel production. BARD will utilize existing multi-feedstock technology to produce biodiesel, then as the algae production facility reaches sufficient output levels, BARD will transition over incrementally, and ultimately solely, to algae oil as the primary oil source for BARD’s biodiesel. BARD’s algae oil production is scheduled to begin in June / July, 2010 and will consist of a 6 module pilot facility. Upon the completion of sufficient testing, and sound evidence of scalability, the larger algae production facility will be completed with the ultimate target of 60 may of algae oil produced. BARD’s facility will be the only integrated plant (solvent extraction/biodiesel production) in the Northeastern US.  This allows for diversification of its revenue stream as it can sell soy hull, soy meal, excess soy oil, and glycerin, even after algae replaces soy as the primary feedstock for biodiesel production. BARD will still be able to fully utilize its crushing facility to process soybeans (or other feedstocks) and sell the co-products via our off-take agreements. BARD’s expectation is to realize much larger profit margins on its biodiesel utilizing algae as the primary feedstock for its biodiesel than traditional feedstocks.

Biodiesel

Biodiesel is a renewable fuel that can be used as a blending component to petroleum-based diesel fuel or can replace it completely.  Biodiesel can be used in existing diesel engines without any modifications and can be an alternative for heating oil as well. [INSERT RESOURCE] Biodiesel is typically blended with petroleum diesel to create more favorable performance attributes.  The environmental benefits of the blend are roughly proportional to the biodiesel fraction of the blend. BARD will be producing 100% biodiesel (B100), which will be compliant with the ASTM D6751 standard.

ASTM D6751 details standards and specifications for  biodiesels  blended with middle  distillate  fuels. This specification standard specifies various test methods to be used in the determination of certain properties for biodiesel blends. Some of the tests mentioned include  flash point  and  kinematic viscosity.  The biodiesel specified shall be mono-alkyl esters of long chain fatty acids derived from vegetable oils and animal fats. The product shall undergo chemical analysis for flash point, methanol, water and sediment, kinematic viscosity, sulfated ash, oxidation stability, sulfur, copper strip corrosion, cetane number, cloud point, acid number, carbon residue, total and free glycerin, and phosphorus, reduce pressure distillation temperature, atmospheric equivalent temperature, combined calcium and magnesium, and combined sodium and magnesium.

This is a standard set by the standards organization 'ASTM International'.
ASTM International is one of the largest voluntary standards development organizations in the world. It sets technical standards for materials, products, systems, and services. ASTM International standards have an important role in the information infrastructure that guides design, manufacturing and trade internationally. ASTM International, originally known as the American Society for Testing and Materials (ASTM), was formed over a century ago, when a group of engineers and scientists got together to address frequent rail breaks in the burgeoning railroad industry. Their work led to standardization on the steel used in rail construction, ultimately improving railroad safety for the nation. As the century progressed and new industrial, governmental and environmental developments created new standardization requirements, ASTM responded with consensus standards that have been widely adopted internationally.

In 2008, ASTM published new Biodiesel Blend Specifications. Biodiesels that conform to specifications for its specific grades in this standard can be run in unmodified  diesel engines  in the USA and Canada.

It is generally comparable to international standard  EN 14214.

It is anticipated that biofuel produced by BARD will meet all these standards. We will attempt to adjust to any changes in any new or revised standards as they are developed.

Algae Oil

Algae oil is a by-product of the algae process.  The algae oil produced in this process will be used in the production of biodiesel, but it can also be used in products.  Algae oil and algae cake have medicinal uses as well as uses in the human and animal food chain.

Algae Cake

Dry algae known, as algae cake is another by-product of the algae process. Like the other by-products of the process the algae cake can be sold to produce income and reduce overall operating costs.  A high quality dry alga is sold today for as high as $450.00 per Ton.

Algae cake is actually a powder that can be compressed into cake form. It is edible by humans and animals and is a high protein vegetable supplement. While the taste of Algae cake may not appeal to humans, the protein benefits could make it desirable as a food additive. Substances that are similar to Algae cake are currently used in the over-the-counter pharmaceutical market such as seaweed.
Algae meal could refer either to the Algal Biomass without extracting the oil, or to the deoiled cake. When oil is removed from the algal biomass, the resulting cake does not have lipid content, and is primarily rich in protein and carbohydrates.

Algae cake is a source of nutrients for humans and animals, because the cake of many algal species has high protein content, sometimes as high as 50 to 60% of dry matter. Except for sulphur-containing amino acids (methionine and cystine), the essential amino acid content in many algal species is favorable for the nutrition of farm animals. Algae are also a rich source of carotene, vitamin C and K, and B-vitamins.

Overall, the algal biomass comprises three main components – Carbohydrates, Proteins and Lipids. Once the lipids have been extracted the left-over cake is primarily composed of carbohydrates and proteins. Depending on the growth medium and the nutrients, algae meal could contain some substances such as lead, arsenic, mercury, and heavy metals.

The exact composition of the algae meal depends on the algae species as well as the growth conditions. In addition, it also depends on the amount of oil that has been extracted.

Medicinal Uses of Algae oil and cake:

Algae and spirulina are rich in vitamins A, C, E and the B-complex vitamins, including vitamins B12 and B6. Since these vitamins are packaged in their natural form, they are in a highly usable state that makes them far superior to modern vitamin supplements. (It should be noted that some experts don't consider the vitamin B12 in spirulina to be bioavailable, while others disagree.) These foods are rich in natural minerals like calcium, magnesium and iron. They are also an excellent source of trace minerals that are commonly lacking in today's diet. Many of these vitamins and minerals exhibit antioxidant properties which aid in the elimination of toxins and free-radicals, helping the body fight disease and stay healthy. These elements also fight cancer - in fact, preliminary studies point to spirulina as a natural anti-cancer agent.

Oxygen

The Algae growth process also generates pure oxygen.  The oxygen can be captured and sold as medical grade to the health care market.

Soybean Derived Products

To diversify revenue and realize unique benefits of operating an integrated facility, BARD will incorporate a 66,000,000 gallon solvent (soy beans ) extraction plant which will produce crude soy oil; soy oil will go through the trans-esterification process to manufacture 60 million gallon Biodiesel. The integrated design of the facility provides greater control of the oil source for biodiesel production. BARD can produce its own oil, be it soy based or algae based. This business will have several profitable by-products – soy meal, soy hull and glycerin.

Soybean Meal

Soybean meal is the product remaining after extracting most of the oil from whole soybeans. The oil may be removed by solvent extraction or by an expeller process in which the beans are heated and squeezed. The nutrient composition of the oil extracted soybean meal is 48. Soybean meal is high in protein and energy and is one of the most commonly used protein supplements in North America. It is a palatable feedstuff and may be used as the major protein supplement in rations for dairy cattle.

Soybean Hull

Soybean hulls are a by-product of soybean processing for oil and meal production. Two areas of considerable potential for using the high-fiber by-product feeds, such as soybean hulls, corn gluten feed, and wheat midds, are to replace hay during the winter and to enhance performance of back grounded calves.

Glycerin

Crude glycerin is a by-product of the biodiesel process. Like the other by-products of the process it can be profitable either by lessening cost or producing income. It can be used as fuel in the process or refined and sold in to the cosmetic and pharmaceutical market.

Method of Distribution

BARD’s product (Biodiesel) will be completely handled by our off-taker Eco Energy, with whom Biofuel Advance Research and Development (BARD ) , LLC has a 5 years off-take contract. The rights and responsibilities of the contract have been assigned to the Company by Biofuel Advance Research and Development (BARD), LLC. To BARD HOLDING, INC. A copy of the contract is filed as an exhibit to our Registration Statement. Eco-Energy will be off loading Biodiesel from the plant by rail and tankers every Sunday. The site has access to 2 main railroads. Eco-Energy has their own rail carts and tankers which will be leased by BARD. They will be purchasing our entire produced product (biodiesel) 100%, and transport it from our plant location.

BARD’s decision to choose the KIPC site was largely driven by the availability of all methods of transportation. With a deep-water port and abundant rail service, BARD can capitalize on a competitive delivery cost structure. As BARD is focused on producing product on a large commercial scale, as opposed to a more localized small scale facility, it needed to be in a setting conducive to that goal.

The Keystone Industrial Port Complex, formerly known as U.S. Steel's Fairless Works, is a prime example of a successful Brownfield redevelopment project in the central New Jersey and Philadelphia metropolitan area.

The 2,400-acre complex includes an international deep-water port serviced by Kinder Morgan, as well as two Class-1 railroads serviced by Norfolk Southern and CSX Transportation. With unparalleled access to transportation and high-capacity infrastructure, tenants, such as MG Industries, Bayer, Toll Brothers, Chicago Steel, Tri-Lite Plastics, ChemCentral, Reber Trucking and Aire Liquide, are equipped to conduct business on local, national and global scales.

Integrated Risk Management and Grain Origination Agreement

In November, 2007, Biofuel Advance Research and Development (BARD), LLC. and FC Stone entered into an agreement whereby FC Stone will provide the risk management, grain origination (soybean supplies) and related services for $120,000 per annum. This contract has been assigned to BARD HOLDING, INC. from Biofuel Advance Research and Development (BARD), LLC. A copy of the agreement is attached as an exhibit to the registration statement.

Raw Material Requirements and Sources

Our materials requirements and sources are as follows:

For Solvent Extraction

Soy bean will be supplied by USA’s largest commodity supplier FC Stone of Iowa. BLLC has a 5 year supply contract with FC Stone. A copy of this agreement is filed as exhibit. In terms of sourcing of soy beans :Soybean (Glycine max) is grown in nearly every state in the United States and the southern provinces of Canada. Soybeans are a summer annual that are planted in the spring, grow during the summer, and produce seeds and are ready for harvest in the fall.

Soybeans are estimated at a record 3.250 billion bushels. That compares to the average projection of 3.291 billion bushels, September’s estimate of 3.245 billion and the 2008 total of 2.967 billion bushels. The average yield is projected at 42.4 bushels per acre, which would be the third highest in history, compared to the pre-report estimate of 42.9 bushels per acre, September’s average of 42.3 and the 2008 average of 39.7 bushels per acre. 2009 planted area was 77.510 million acres and harvested area is seen at 76.619 million acres.

For Algae Production

Waste water is required for our algae cultivation. BARD’s plan is to use waste water from the local township’s waste water treatment plant which is located 500 yards from our site location at KIPC, Fairless Hills, PA. The local township is Fairless Hills, Pennsylvania. BARD has held discussions with the township leaders, but at this time no definitive agreement is in place.

The Keystone Industrial Port Complex site has an onsite Industrial Waste collection and treatment system. This system is owned by USS and operated by Veolia Water North America. Capacity for Industrial Waste water treatment is 20 million gallons per day. Pre-treatment is required to utilize this system. In addition, the Keystone Industrial Port Complex has a Metals Water Treatment facility. This system is owned by USS and operated by Veolia Water North America. The plant has a capacity for treatment of up to 5 million gallons of waste water per day (contaminant sensitive). It is available to companies located on site on a case-by-case basis based on treatment requirements. BARD has held discussions with the KIPC leaders, but at this time no definitive agreement is in place.

Carbon dioxide – we also need carbon dioxide for our algae cultivation. Carbon dioxide is readily available in the industrial complex as there is a steel manufacturing plant (Chicago Steel plant) and a 1,200 MW natural gas fired power plant (Dominion – Fairless Plant). They emit enough carbon dioxide which will be captured using carbon capturing technology. BARD is evaluating carbon capturing technologies on the marketplace, but has not made a final determination. BARD has held discussions with Dominion Power company about using the carbon dioxide in its algae production facility. At this time no agreement is in place.

Carbon dioxide (CO2) is a natural gas that allows sunlight to reach the Earth but also prevents some of the sun's heat from radiating back into space, thus warming the planet. Scientists call this warming the greenhouse effect. When this effect occurs naturally, it warms the Earth enough to sustain life. In fact, if we had no greenhouse effect, our planet would be an average temperature of minus 22 degrees Fahrenheit (minus 30 degrees Celsius) [source: UNEP ]. Human inventions like power plants and transportation vehicles, which burn fossil fuels, release extra CO2 into the air. Because we've added (and continue to add) this carbon dioxide to the atmosphere, more heat is stored on Earth, which causes the temperature of the planet to slowly rise, a phenomenon called global warming.

Carbon dioxide isn't the only greenhouse gas (GHG). Others include water vapor, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride. Scientists estimate that global GHG emissions due to human activities increased 70 percent between 1970 and 2004. Carbon dioxide emissions alone grew 80 percent in the same period [source: IPCC] . Many researchers believe that the process of carbon capture and storage can help us to get this number down to a healthy level.

Carbon capture involves trapping the carbon dioxide at its emission source, transporting it to a storage location (usually deep underground) and isolating it. This means we could potentially grab excess CO2 right from the power plant, creating greener energy.

Trapping Carbon Dioxide: Carbon Capture Technology

Carbon capture has actually been in use for years. The oil and gas industries have used carbon capture for decades as a way to enhance oil and gas recovery [source: CSS ]. Only recently have we started thinking about capturing carbon for environmental reasons.

Currently, most research focuses on carbon capture at fossil fuel-powered energy plants, the source of the majority of man-made CO2 emissions. Many of these power plants rely on coal to create energy, and the burning of coal emits CO2 into the atmosphere. Some researchers envision a future where all new power plants employ carbon capture.

There are three main steps to carbon capture and storage (CCS) -- trapping and separating the CO2 from other gases, transporting this captured CO2 to a storage location, and storing that CO2 far away from the atmosphere (underground or deep in the ocean).

Carbon is taken from a power plant source in three basic ways -- post-combustion, precombustion and oxy-fuel combustion. A fossil fuel power plant generates power by burning fossil fuel (coal, oil or natural gas), which generates heat that turns into steam . That steam turns a turbine connected to an electricity generator.

With post-combustion carbon capture, the CO2 is grabbed after the fossil fuel is burned. The burning of fossil fuels produces something called flue gases, which include CO2, water vapor, sulfur dioxides and nitrogen oxides. In a post-combustion process, CO2 is separated and captured from the flue gases that result from the combustion of fossil fuel. This process is currently in use to remove CO2 from natural gas. The biggest benefit to using this process is that it allows us to retrofit older power plants, by adding a "filter" that helps trap the CO2 as it travels up a chimney or smokestack. This filter is actually a solvent that absorbs carbon dioxide. The solvent can later be heated, which will release water vapor and leave behind a concentrated stream of CO2. Post-combustion carbon capture can prevent 80 to 90 percent of a power plant's carbon emissions from entering the atmosphere [source: GreenFacts ]. But the post-combustion process requires a lot of energy to compress the gas enough for transport.

With precombustion carbon capture, CO2 is trapped before the fossil fuel is burned. That means the CO2 is trapped before it's diluted by other flue gases. Coal, oil or natural gas is heated in pure oxygen, resulting in a mix of carbon monoxide and hydrogen. This mix is then treated in a catalytic converter with steam, which then produces more hydrogen, along with carbon dioxide. These gases are fed into the bottom of a flask. The gases in the flask will naturally begin to rise, so a chemical called amine is poured into the top. The amine binds with the CO2, falling to the bottom of the flask. The hydrogen continues rising, up and out of the flask. Next, the amine/CO2 mixture is heated. The CO2 rises to the top for collection, and the amine drops to the bottom for reuse [source: Allen ]. The excess hydrogen also can be used for other energy production processes.

Precombustion carbon capture is already in use for natural gas, and provides a much higher concentration of CO2 than post-combustion. The precombustion process is lower in cost, but it's not a retrofit for older power plant generators. As with post-combustion, precombustion carbon capture can prevent 80 to 90 percent of a power plant's emissions from entering the atmosphere [source: GreenFacts ].

With oxy-fuel combustion carbon capture, the power plant burns fossil fuel in oxygen. This results in a gas mixture comprising mostly steam and CO2. The steam and carbon dioxide are separated by cooling and compressing the gas stream. The oxygen required for this technique increases costs, but researchers are developing new techniques in hopes of bringing this cost down. Oxy-fuel combustion can prevent 90 percent of a power plant's emissions from entering the atmosphere [source: GreenFacts ].

Transporting Carbon Dioxide

After carbon dioxide (CO2) is captured, the next step is transporting it to a storage site. The current method of transporting CO2 is through a pipeline. Pipelines have been in use for decades, and large volumes of gases, oil and water flow through pipelines every day. Carbon dioxide pipelines are an existing part of the U.S. infrastructure -- in fact, there are more than 1,500 miles (2,414 km) of CO2 pipelines in the U.S. today, mostly for enhancing oil production [source: IPCC ]. You can put a pipeline just about anywhere -- underground or underwater -- with depths ranging from a few feet to a mile.

A CO2 pipeline usually begins at the source of capture and travels directly to the storage site -- although, in some cases, it might travel as far as it can in the pipe, then transition to a tanker or ship to finish off its journey. It all depends on where the source, pipeline and storage site are located. Both the public and private sector can own pipelines.

Pipelines can transport CO2 in three states: gaseous, liquid and solid. Solid CO2 is commonly known as dry ice, and it's not cost-effective to transport CO2 as a solid. Pipelines commonly transport carbon dioxide in its gaseous state. A compressor "pushes" the gas through the pipeline. Sometimes a pipeline will have intermittent compressors to keep the gas moving. The CO2 must be clean (free of hydrogen sulfide) and dry. Otherwise, it can corrode a typical pipeline, which is made of carbon manganese steel. As of yet, there are no standards in place for "pipeline quality" carbon dioxide, but experts say that pipelines built from stainless steel would have a lowered risk of corrosion. This, however, may not be economical, since we would have to build brand new pipelines just for CO2.

BARD plans to transport CO2 from Dominion Power plant which is located within 100 yards from BARD’s plant location through pipe. BARD has held discussions with Dominion Power plant about using the carbon dioxide in its algae production facility. At this time no agreement is in place.

Competition

As the world searches for viable petroleum replacements, biofuels have attracted significant interest. At first glance, biofuels in general appear to have very desirable characteristics. They appear to be renewable, sustainable and environmentally friendly.

However, many current biofuel feedstocks do not meet these criteria. Although many oil crops are renewable, many also happen to be staples of the food supply. Thus, there is now serious competition for these oils from both the food and fuel industries. Further compounding the problem is the fact that yields for typical oil crops are very low whereas demand for fuel is very high. Using current biofuel feedstocks, there is not enough available land to satisfy the projected mandated demand. Furthermore, efforts to create additional crop land have had a very damaging effect on the environment. For example, in certain countries, tropical rainforests are being burned so that palm plantations can be expanded.

Algae oil has the potential to successfully address these issues. Not surprisingly, there are many new entrants in the algae oil market, some of whom have started to build demonstration facilities, sign preliminary agreements with potential customers and indicate an understanding of the algae-to-oil process.

Government Regulations

The Environmental Protection Agency of Pennsylvania requires all Biodiesel or manufacturers (heavy industries) to comply with Air Quality Permit / Air Pollution Control Act, the Act of January 8, 1960, P.L. 2119. The Air Quality Permit was issued by the Department of Environmental Protection of Pennsylvania to Biofuel Advance Research and Development (BARD), LLC. on July 31, 2008 which is initially valid until January 31, 2010. The permit has been assigned from Biofuel Advance Research and Development (BARD) , LLC. to BARD HOLDING, INC effective 12/01/09. BARD recently applied for an extension of time . A copy of the permit has been filed as an exhibit to the registration statement .

Fuel-grade biodiesel must be produced to strict industry specifications (ASTM D6751) in order to insure proper performance. Biodiesel is the only alternative fuel to have fully completed the health effects testing requirements of the 1990 Clean Air Act Amendments. Biodiesel that meets ASTM D6751 and is legally registered with the Environmental Protection Agency is a legal motor fuel for sale and distribution.

BARD’s off-take agreement sets the requirement that all BARD biodiesel sold to its off-take partner, Eco-Energy, must comply with ASTM 6751 standards of quality.

BARD will be subject to EPA requirements under 40 CFR Part 79 and Part 80. Part 79 requires that each manufacturer of motor vehicle diesel fuel have the product registered by the EPA prior to its introduction into commerce. Biodiesel manufacturers must complete and submit EPA registration form 3520-12 and provide information on the feedstocks used, a description of the manufacturing process, emissions and health effects testing, and test results from a representative sample of the manufacturer’s biodiesel demonstrating compliance with ASTM 6751. To minimize cost of testing, “group data” submission is allowed, data representing all products in that group. ASTM 6751 is the standard, so a manufacturer can reach an agreement with the National Biodiesel Board (NBB) for access to NBB’s registration data and then certify to the EPA that the manufacturer has notified NBB of the use of the registration data and reimbursed NBB for the use of data. It is BARD’s intention to follow this route, rather than conducting its own emissions and health effects test data. Under Part 80, covering refiners, BARD must complete and submit EPA registration forms 3520-20A.

Legislative Environment
With the momentum for national/global reduction in carbon emissions the environment is favorable for BARD’s long-term success. Several states and nations have mandated minimum biofuel usage amounts. In addition, as reductions in the levels of carbon emissions are implemented globally, the demand for cleaner burning fuels such as biodiesel will increase.

The U.S. has recently renewed the $1.00/gallon producer tax credit for biodiesel producers. This will allow biodiesel producers to compete with petroleum based diesel producers as adoption rates increase and biodiesel production costs become more competitive as new technologies are developed. This goes hand-in-hand with the opportunities stemming from the EPA’s New Renewable Fuel Standard (RFS2). Congress established a 36 billion gallons a year biofuel production, with 21 billion coming from advanced biofuels. By 2012, the minimum production requirement is 1.0 billion gallons a year from biomass-based biodiesel.

EPA – National Clean Diesel Campaign
More than 20 million diesel engines in operation today do not meet EPA’s new clean diesel standards, yet these engines can continue to operate for 20 to 30 years. EPA established innovative programs to accelerate emission reductions from older diesel engines to provide more immediate air quality benefits. The goal of these innovative programs is to address in-use diesel engines by promoting a variety of cost-effective emission reduction strategies, including: switching to cleaner fuels; retrofitting, repairing, repowering, and replacing equipment; and reducing idling.

Intellectual Property and Proprietary Rights

BARD currently has one patent pending with the US Trademark and Patent Office entitled “Process for Cultivation and Harvesting of Algae, Including Use as a Source for Liquid Fuel Feedstocks.” The processes and apparatus involve substantially vertically-oriented bioreactors having a light source in the lumen thereof. A growth medium containing nutrients and carbon dioxide are provided to the lumen, and algae in that medium produce lipids when illuminated by the light source. The lipids can be obtained from algae harvested from the lumen (e.g., by ultrasound disintegration of the algal cells) and processed (e.g., by transesterification) to produce fuels.
Oxygen, algal biomass, and lipid-processing by-products (e.g., glycerol) can also be obtained from the process. A copy the patent pending application is filed as an exhibit to the registration statement.

Employees

We are a development stage company and currently have only our thirteen (13) officers and directors as employees of the company. They do not currently receive any salary and are not accruing salaries. It is the thirteen (13) officers and directors who have provided us our business plan, financing, and other entrepreneurial talents. For a discussion of officers’ experience, please see “Director, Executive Officers, Promoters and Control Persons.” We currently do not have any other full time employees. We intend to hire additional employees upon the capitalization of the company and in accordance with our “Use of Proceeds.”

Initially the officers will coordinate all of our business operations. Our officers have provided the working capital to cover our initial expense. We plan to use consultants, attorneys, accountants, contractors, and technology personnel, as necessary. Currently, Biofuel Advance Research and Development (BARD), LLC employs four (4) individuals for administrative tasks other than the Managers which are also the officers of the Company. We may elect to hire the four (4) employees of Biofuel Advance Research and Development (BARD), LLC to provide administrative services for the Company once the Company is adequately funded. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

The officers, specifically our president, Howard L. Bobb, and our secretary, Surajit Khanna, are spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our S-1 registration statement, and developing our business plan and overseeing the biodiesel technology development of our business.

All of our officers and directors intend to devote only 25% to 50% their business time to our affairs unless we raise all of the money under this offering at which time key officers such as Surajit Khanna, Howard L. Bobb, Jay Ort, and Sohini Khanna will dedicate up to 100% of their business time to the business. It is possible that the demands on our Officers from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, the officers may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels.

Proposed Plant Organizational Structure

Proposed required Work Experience for the above Plant Organizational Structure:

	Position	Education	Years Experience	Work Experience
1	Plant Manager	MBA, M-tech	15	Must have served in similar position for at least 1 year.
				Knowledge of legal, financial, regulatory matters regarding Biodiesel & SEP Industry
				Skilled in HR and administration matters
				Skilled in production and maintenance matters

2	Shift Supervisor	M-tech in Chemical	10	Must have worked as shift supervisor in similar facility for at least 1 year
				Have knowledge of automation in continuous process plants
				Must have operated SCADA-PLC/ DCS type plant automation systems
				Excellent knowledge of SEP and Biodiesel processes
				Communication skills
				Knowledge of safety procedures
				Knowledge of local regulatory conditions regarding effluents

3	Shift Engineer	Chemical Engineer	7	Must have worked as shift engineer for at least 1 year in similar facility
				Skilled at handling plant operators
				Knowledge of unit operations in various plant sections
				Working knowledge of DCS/ PLC/ SCADA
				Knowledge of PC based softwares such as MSOffice etc.
				Knowledge about operating and preventive maintenance of critical equipment in plant

4	Plant Operator	Technical Diploma - Chem/	5	Must have worked in similar position for at least 1 year
		Mech		Knowledgeable about plant operation best practices
				Knowledgeable about preventive maintenance schedules
				Knowledge about basic plant equipment which is normally available in that section
				Skilled at plant safety conditions and must be able to carry out safety procedures
				Must be able to maintain field logbooks and be able to takeover and handover field shifts

5	Boiler Operator	Technical Diploma/ Boiler	5	Must have Plant Operator skill sets and in addition must have operated similar boiler for at least 1 year
		Operator Certificate		Knowledge of local boiler regulatory conditions

6	Maintenance Manager	Mechanical Engineer	15	Must have worked in similar position for at least 3-4 years
				Should have maintained and handled critical equipment available in continuous SEP/ Biodiesel plants.
				Knowledge about workshop tools and techniques
				Knowledge about maintenance schedules and procurement planning for spares
				Skilled in communications, HR methods etc

7	Maintenance Mechanical	Mechanical Engineer	5	Must have worked in similar position for at least 1 year
	Engineers			Trained in safety procedures in continuous chemical plants
				Trained in maintenance practices
				Knowledge about maintenance permit systems

8	Maintenance Mechanical	Diploma in Mechanical	3	Must have worked in similar position for at least 1 year
	Technician	Engineering		Must have had formal hands-on training in any/all critical mechanical equipment in plant
				Knowledge about plant safety and usage of similar equipment
				Must have basic knowledge of plant unit operations

9	Maintenance Instrument Engineers	Instrument Engineer	5	Must have worked in similar position for at least 1 year
				Trained in maintenance practices
				Detailed knowledge of various instrument systems in plant
				Ability to work with Instrument technicians
				Knowledge of plant safety practices
				Knowledge of DCS/ PLC/ SCADA - both hardware and software

10	Maintenance Instrument	Diploma in Instrumentation	3	Must have worked in similar position for at least 1 year
	Technician			Must have had training in maintenance of critical instrument systems in plant - especially field instrumentation
				Knowledge of plant safety practices & maintenance permit system
				Knowledge of DCS/ PLC/ SCADA - both hardware and software

11	Maintenance Electrical Engineers	Electrical Engineer	5	Must have worked in similar position for at least 1 year
				Trained in maintenance practices
				Detailed knowledge of various Electrical systems in plant
				Ability to work with Electrical technicians
				Knowledge of plant and electrical safety practices
				Knowledge about HT/LT power distribution systems

12	Maintenance Electrical	Diploma in Electrical	3	Must have worked in similar position for at least 1 year
	Technician	Engineering		Must have had training in maintenance of critical Electrical systems in plant - especially field Electrification
				Knowledge of plant safety practices & maintenance permit system
				Knowledge of DCS/ PLC/ SCADA - both hardware and software

13	Quality Manager	Chemical Engineer/ Foods	10	Must have worked in similar position for at least 3 years
		Fats Technologist/ Chemist		Knowledgeable about international and local standards governing Biodiesel
				Knowledgeable about latest QA tools and techniques for use in chemical lab
				Knowledgeable about vegetable oil and oleochemicals chemistry
14	Lab Chemist	Diploma in Chemical	5	Must have worked in similar position for at least 3 years
		Engineering		Knowledgeable about testing techniques from AOCS, ASTM, EN standards for Vegetable Oil
				Knowledgeable about safety practices in lab working.
				Knowledgeable about lab equipment - must have used these hands-on

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our registration statement is effective and our securities are registered under the exchange act, we will file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website ( http://www.sec.gov ). You may also read and copy any materials that we file with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

BARD Holding Inc. is a development stage company incorporated in the State of Delaware in 2009. The Company plans on   building the first full composite algae based biodiesel plant in the northeast region of the United States.  The composite facility design has two primary components , (1) a photo-bioreactor based algae cultivation, harvesting and extraction plant, and (2) a multi-feedstock solvent extraction/biodiesel production facility. A commercial algae pilot plant is currently being constructed and will serve as the model for the full scale algae plant. The pilot plant is designed with a capacity of 1.2 million gallons of algae oil per annum. A diagram and photo of the prototype for the pilot plant has been filed with the registration statement. Both the facilities (algae pilot plant and solvent extraction/biodiesel plant) are located at the Keystone Industrial Port Complex (KIPC), Fairless Hills in the Commonwealth of Pennsylvania. We have not commenced revenue-generating activities at this time but there will be some revenue generation after completion of the commercial scale algae pilot plant.

We believe that the algae production facility can be fully operational with adequate reserves and expansion possibilities with a raise of $10,000,000 from our direct public offering. However, we also believe we will be able to successfully scale our operations with as little as $1,000,000 from our direct public offering. We will also finance our land purchase and building construction from a bank loan. Please refer to the section entitled “USE OF PROCEEDS”

With this composite plant BARD has a key advantage over stand-alone bio fuel plants.  The soy extraction process has three additional sources of revenue over and above bio fuel.  The additional revenue sources are soy meal, soy hall pellets and the over production of soy oil.  The algae extraction process has one additional source of revenue over and above the bio fuel, which is algae cake.

Previously, the officers and directors operated Biofuel Advance Research and Development (BARD), LLC. (“BLLC”), a Pennsylvania limited liability company. In congruence with this Offering, the officers and directors, with the consent of the managers and members of BLLC, have elected to continue the BLLC’s operations via BARD HOLDING, INC. (“BH”) In November 2009, we issued shares to officers, directors, consultants, and other individuals in exchange for services.

Our current day-to-day operations are broken down into three main activities:

1. Design, development and construction of commercial algae pilot plant
2. Planning and negotiating with contractors, suppliers, engineering firms for all matters related to the solvent extraction/biodiesel production facility
3. Funding activities

1. In design, development and construction of the algae pilot plant the daily activities consist of the following:-

-	Securing general construction permit from Fairless Hills township for the algae pilot plant
-	Signed lease agreement with US Steel Real Estate for a 3,600 square foot building for the pilot plant. A copy of the lease agreement and pictures are filed as exhibit with the registration statement.
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Negotiating price and delivery and installation dates for pilot plant tubing, pumps, storage tanks, centrifuge, ultrasound equipment, and small scale biodiesel production equipment. A copy of the proposal from Wisconsin Biofuels LLC is filed as exhibit with the registration statement.

-	In conjunction with Mr. Jay Ort, the Company is analyzing all stages of the algae production process with the goal of increased algae growth rates and process optimization
-	Systems are being designed to capture carbon dioxide and transport it to the site of the pilot plant
-	Systems are being designed to obtain, mix, and test the requisite waste water necessary for adequate growth.
-	Speaking and negotiating contracts with the local township for utilizing the city's waste water treatment plant.
-	We are designing methods of capturing the oxygen which is a co-product of algae oil as well as determining how best to maximize the commercialization of algae cake the other co-product.
-	Working closely with engineering company (Tetra-Tech) to finalize the design
-	Communicate with "Career Link" of Bucks county employment organization for hiring personnel
-	Continue to increase exposure of Bard’s project
-	Bard issued a press release announcing the initiation of the algae pilot plant and mention was made in a local publication. A copy of the new article is filed as exhibit with the registration statement.

2. All Matters Related to Solvent Extraction and Biodiesel Facility

-	Contingent on timing of financing, the Company discusses key target dates with all project partners including Tech-Start India Pvt. Ltd and CCIL, Tetra-Tech, US Steel, Eco-Energy, FC Stone, and several parts and equipment suppliers
3. Funding activities

-	Finalizing forecasted financials with accountant
-	Talking to various private funding organizations
-	Create awareness about the project among financial community
-	Set-up an office in NY City for investor relations (64 Beaver St. #434, New York, NY 10004)

We believe that sales revenue and small amounts of equity will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from awarded contracts will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

To become fully operational in accordance with our plan, we expect that we will need to sell all the stock in this Offering which equals $10,000,000. However, we do believe that if we sell less than the maximum amount offered under this Offering, we will be able to successfully scale our operations. The cost of the algae production facility is estimated to total $28,000,000. The cost breakdown has been filed as an exhibit to the registration statement. WE also expect to secure bank financing to assist with the purchase of land and construction of our solvent extraction and biodiesel plant. To date, we have not secured any bank financing.

The total costs for the solvent extraction and biodiesel production facility is approximately $35,000,000. The facilities would be constructed on the same site as the algae plant, so no additional land purchase is required at this time. The cost breakdown for the solvent extraction and Biodiesel production facility has been filed as an exhibit to the registration statement .

Results of Operations

For the period ended November 30, 2009 and the three months ended February 28, 2010

There were no revenues for the fiscal period ended November 30, 2009 or the three months ended February 28, 2010 . Expenses for the period ended November 30, 2009 were $4,100 and $55,721 for the period ended February 28, 2010. The increase was due to increased consulting, rent, professional expenses, advertising fees, and general and administrative expenses.

The company did not pay nor recognize any interest expense for the period ended November 30, 2009 or for the period ended February 28, 2010.
Liabilities

The Company currently has liabilities totaling $64,869 including $52,000 owed to a shareholder and $12,869 in accrued expenses.

Liquidity and Capital Resources

The Company has $ 3,009 cash. The investigation of prospective financing candidates involves the expenditure of capital.  The Company will likely have to look to the officers and directors or to third parties for additional capital.  There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

In the past, the officers and directors have provided any cash needed for operations, including any cash needed for this Offering.

Upon effectiveness, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments. These reporting and other obligations will place significant demands on our liquidity as well as our management, administrative, operational, internal audit and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

FACILITIES

We currently maintain an office at 1167 Bridge Street, Philadelphia, Pennsylvania  19124 and a small project operation office at KIPC, 1 Ben Fairless Drive, Fairless Hills, Pennsylvania 19030 for overseeing the construction of the commercial scale algae pilot plant. We have also leased a 3600 square feet ware house space at KIPC location to construct the algae pilot plant.   The solvent extraction and biodiesel production plant will be located on a 37 acres site at the Keystone Industrial Port Complex (KIPC), Fairless Hills, PA 19030, a 2,200 acre industrial/manufacturing zone, which was the former site for US Steel. The site has direct access to a deep water port managed by Kinder Morgan, over 75 miles of rail with two Class 1 Railroads (NS and CSX), and access to three independent power generating stations. The site has been designated as a KOIZ (Keystone Opportunity Improvement Zone), which provides 14 years of tax exemptions from state, local, and other taxes. The site is also home to three other alternative energy companies covering wind, and solar.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

The Company utilizes some office space provided at no cost from BLLC, a company managed by the Officers and Directors. Office services are provided without charge. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

The shareholder’s have agreed to purchase the shares of stock herein described, and they have tendered payment to the Company for 13,293,000 common shares and 15,000,000 shares of preferred stock by transferring $282,930 of Biofuel Advance Research and Development (Bard) LLC to Bard Holding, Inc..

A Board Resolution has been filed as exhibit 10.19 to the Registration Statement.

NAME & ADDRESS	COMMON STOCK SHARES
Howard L. Bobb, President and Director 1167 Bridge Street, Philadelphia, PA 19124	3,000,000
Sohini Khanna, Treasurer and Director 4878 Lindsey Lane, Richmond Heights, OH 44143	3,000,000
Surajit Khanna, Secretary and Chairman 1959 Saxon Drive, Feasterville, PA19053	4,650,000
Richard C Edwards, VP 8 Vineyard Hills , Fairport, NY 144450	600,000
Avery Hong, VP 38432 Terrell Drive, North Ridgeville, OH 44039	2,250,000
Dan Mahar, VP 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	600,000
Stephen Laskero, VP 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	450,000
Sharon Miller, VP 417 Meadow Lane, Batesville, IN 47006	450,000

The following preferred shares were issued in November 2009 to officers and directors in exchange for cash at a par value of .01 per share.

NAME & ADDRESS	PREFERRED SHARES
Howard L. Bobb 1167 Bridge Street, Philadelphia, PA 19124	2,000,000
Surajit Khanna 1959 Saxon Drive, Feasterville, PA19053	2,000,000
Richard C Edwards 12 Courtney Dr., Fairport, NY 144450	2,000,000
Bijayenee Patnaik 2500 Anina Lane, Bensalem, PA 19020	2,000,000
Avery Hong 38432 Terrell Drive, North Ridgeville, OH 44039	2,000,000
Michell McCurdy 6944 Jackson Street, Philadelphia, PA 19135	1,000,000
Dan Mahar 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	2,000,000
Stephen Laskero 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	1,000,000
Sharon Miller 417 Meadow Lane, Batesville, IN 47006	1,000,000

The Company has not received all the payments for the subscriptions listed above. As such, the Company has recorded accounts receivable of $282,930 including the receivables for the abovementioned distributed stock. We have adopted a Board Resolution whereby the directors and officers must remit payment for the shares by April 30, 2010. We have filed a copy of the Board Resolution as an exhibit.

For their services rendered, Officer and Directors were offered the opportunity to purchase shares at par value prior to filing this Registration Statement. The Officers and Directors committed to purchasing the abovementioned shares via a subscription agreement. All current shareholders acquired their shares with the intent to hold the shares for investment purposes and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the SEC and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

Once issued, the certificate will be issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our officers, directors, or affiliates which may involve conflicts of interest in that they will not be arms’ length transactions.  All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

Biofuel Advance Research and Development (BARD), LLC., which is managed by our officers and directors, has agreed to assign all of the contracts / agreements and assets to the Company.

There are currently no related party transactions between officers and directors other than those disclosed herein. Further, the Company has not had any preliminary contact or discussions with officer affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

As of May 20, 2010 , we had 30 common stockholders.

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Equity Compensation Plans

We currently do not have any equity compensation plans in place.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, under the penny stock regulations the broker-dealer is required to:

·
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

·	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
·
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

·
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective and FINRA approves the application it will take approximately 2 – 8 weeks for FINRA to issue a symbol. There is no guarantee that we will be able to get a symbol so that we may be quoted on the OTCBB.

The Company has engaged in discussions with Glendale Securities to assist with the Form 211 once all the securities herein Offered have been sold or the Offering has been closed.

Sales of our common stock under Rule 144.

There are 3,000 shares of our common stock held by non- affiliates and 15,000,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.  None of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering. We are currently not a reporting company and thus, our stock held by both our affiliates and our non-affiliates is subject to Rule 144. Upon the effectiveness of this Registration Statement, we will need to comply with the reporting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Both our affiliates and non-affiliates currently hold restricted securities. Our non-affiliates, who hold 3,000 shares of our common stock, must hold their shares for a period of at least six months. Our affiliates, who hold 15,000,000 shares of our common stock, once their shares are no longer subject to the six month holding period, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements; do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.
\
Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who currently serve and will continue to serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Howard L. Bobb	70	Since Inception	President & Director
Surajit Khanna	42	Since Inception	Secretary & Chairman
Sohini Khanna	37	Since Inception	Sr. VP, Treasurer,& Director
Steve Miller	44	Since Inception	VP HR & Controller
Avery Hong, JD	39	Since Inception	VP Investor Relations
Stephen Laskero	54	Since Inception	VP General Counsel
Sharon Miller	39	Since Inception	VP Strategic Planning
Larry Didonato	50	Since Inception	VP and Gen Tax Counsel
Syam Nutulapati	42	Since Inception	VP Information Technology
Michelle McCurdy	44	Since Inception	VP Safety, Security, Health, Environment & Director
Indu D. Das	55	Since Inception	VP Technology
Sar Olivier	37	Since Inception	VP Environmental Policy and Planning
Jay Ort	75	Since Inception	VP Algae Development

There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above. We do not have any formal arrangements with any of our officers or directors. We do not intend to enter into any type of arrangements until we begin to receive funding.

Surajit Khanna is the Chairman of the board. He provides the management experience to oversee both the construction project and the management team.   He has more than 15 years of experience in dealing with International business and global teams.   Previous experience has been at Tech-Start as the CEO, Intrasphere Technologies as Vice President of Regional Operations, Rockwell Automation, Inc as Sr. Director of Quality Assurance, Omnicare Clinical Research, Inc, as Sr. Manager of Quality Control, and Ambric Group, Inc as a Director of Quality Assurance . He has both participated and managed construction projects across the globe including four bio diesel construction projects over the past three years and participated in the $1.8b Festival City construction in Dubai.  He has Bachelors in Science and Architecture; Masters in Business Administration; Juries Doctorate; and a Doctorate in Philosophy. Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan . Mr. Khanna is married to Sohini Khanna, our Treasurer and Board Member.

HOWARD L. BOBB, Esq is the President of BARD HOLDING, INC. He enjoyed a successful career in the Philadelphia Police Department, where he was both a supervisor and administrator, rising to the rank of Staff Inspector, retired and opened a law office. Howard is admitted to practice in both Pennsylvania and New Jersey. During his 25+ year law career has vast experience in contractual law, real estate law and dealing with business related matters.  Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan. He has a Business degree, a Masters degree in Public Administration and a Law degree.

MICHELLE McCURDY, Esq is Vice President-Safety, Security, Health and Environment of BARD HOLDING, INC. She had a short career in the Philadelphia Police Department, cut short by an injury. She is licensed to practice law in both Pennsylvania and New Jersey and has been practicing in both states for 14+ years.  She has worked in business related matters and has been an asset to the growth of the BARD name and business development.  For the past seven years, Michelle has owned and operated her own law firm. She has both a Bachelors in Criminal Justice and a Law Degree from Temple University.

Sohini Khanna has over 12 years of experience in Quality & validation technology, Project Life Cycle Management in various manufacturing industries including GMC, LLC, Spectraforce, Accumed, Inc., Tech Start, Intrasphere Technologies. She has experience in designing and maintaining quality systems based on ISO 9000. At the abovementioned companies, she focused on analysis, design, development, testing of software, implementation of quality standards, and FDA regulations (GMP, GLP, ISO 9000), including validation, regulatory documentation, and submission; and SAP system. She has bachelors in biology and postgraduate diploma in human resource management. She is also a member of American Society for Quality. Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan. Mrs. Khanna is married to Surajit Khanna, our Secretary and Chairman of the Board.

Syam Nutulapati, MBA has over 20 years of experience in software product and application development having worked with NetSetGo, Inc as a Software Manager and Engineer, Sr. Software Engineer at IBS International, Kanishka Systems, as a Sr. Programmer at AMI Sanag, and a Programmer at Nagarjuna Fertilizers. He holds a Masters in Business Administration majoring in IT operations and enterprise infrastructure. Mr. Nutulapati provides innovative web-based solutions using open-source technologies for complex integration problems. During the past seven years at PeerPlace Networks LLC in Rochester, NY, Mr. Nutulapati  steered the Peer Place's product development strategy on to a path of increased customer satisfaction and mutual profitability by adopting the SaaS (software as a service) model for enterprise solutions. He has a penchant for advances in architecture and methodologies for software integration that leverage economies of scale in deployment and management. He was working on the Human Care services software product and has many successful implementations, across international clientele, in Master Data Management, Customer Relation Management and Call Center deployments.

PeerPlace is a leader in Human care services, based on unique web  technologies software development, the application was developed with  the entire care-path from point of entry through full case management from very own hosting center. PeerPlace has innovative referral capability for inter and intra-agency collaboration which was not possible before electronically.

The modular program-centric architecture and configurable work flow allows the software to customizable for different programs/agency simultaneously as commercial off the self product. The product has various county/state and federal reporting needs and has business intelligence capability integrated for self analysis and reporting needs.

The application has been chosen by Virginia, California, New York State  for its access to Human Care Services, and is in use in Idaho for State  ADRC pilot, New Jersey for NJ Ease for AAA’s, Ohio for Dayton regional  AAA, Michigan and Kansas for use in AAAs, and RHIOs.

Stephen Laskero, JD has over 20 years of accumulated experience in the Financial Service Industry advising companies and other entities throughout the World regarding mergers, acquisitions, insurance, finance, and litigation matters. He has extensive experience in the energy field specializing in emerging renewable energy technologies. He is licensed to practice law in the state of California and the United States District Court for the Southern District of California.

Steve Miller currently owns a consultant company where he assists companies in the finance and human resource area.  He has over 10 years management experience working in corporate finance at a once Fortune 500 Company, Batesville Casket. Batesville Casket remains a Fortune 500 manufacturing company.  Mr. Miller also worked in the commercial security division at ADT which is owned by TYCO a Fortune 500 company.  ADT provides security to over 90% of the top Fortune 500 companies .  He has additional experience in human resource, information technology, customer service and project management.

Avery Hong, JD has extensive finance experience having managed individual investment portfolios for over 7 years at AG Edwards and Morgan Stanley. His equity research focused on the life sciences industry, particularly biotechnology and medical devices. He also served as an advisor to Odyssey Holdings, LP, and a multi-strategy hedge fund. He has a Juris Doctorate from the University of Akron. For the past 5 years, Mr. Hong has owned and operated Tech-Start India Pvt, Ltd and Biofuel Advance Development, LLC.

Saranam Shar Olivier has been in the renewable energy and sustainable growth industry for over ten years in top management positions, and has over 15 years of experience in logistics and marketing.  For the past 3 years to the present, she has been the managing member of Full Circle Industries, LLC which offers sustainable green products. Prior to that, she worked as a consultant for the following green based companies: Environmental Quality Control, Biodiesel Solutions, and Southern Energy Management. She is a LEED™ accredited professional through the USGBC and holds a certificate in diesel technology for renewables.  She is also a member of ASES, and NCSEA. She is currently earning her master’s degree in environmental management from Duke University and holds a bachelor’s in communications and sociology from The New School for Social Research.

Indu B Das, PhD an Engineering Graduate from IIT, Kharagpur, worked for Mahindra Group of Industries, Bombay developing Solar Panels.  He has fourteen years of expertise in Chemical, Electro-chemical and Metal vapor deposition industries for Industrial Customers like Hercules, Boeing, Siemens, Cessna, UK and Thomson-CSS.  Professor Das has been teaching Engineering Courses for the past 11 years.  He is also an Engineering Consultant to several Chemical and Metallurgical Industries in USA.

Sharon Miller is currently the owner of a financial consulting company that specializes in alternative energy projects.  She has over 15 years experience working for major lending and financing institutions in management positions.  Ms. Miller worked in the lending an banking industry from 1990 - 2005 for such companies as Irwin Mortgage, Fifth Third Bank, Home Federal Savings Bank (now Indiana Bank & Trust), Monroe Bank along with National City Bank and National City Mortgage,   spending majority of her time with National City.  Since starting her own consulting company she has worked on projects in the United States as well as Italy, Brazil, Dominican Republic and Costa Rica to list a few.  She has closed loans with a bank in Costa Rica and a private funder in Dubai.  She continues to expand that end of her business by working with the NGO to bring some international green energy projects forward for their review.

Jay Ort, Received BS in Geology from University of Idaho in 1962. Industrial Hygienist at The Martin Co., Wichita, KS (1962-1964) Technical Advisor for The Zia Co. at NASA's White Sands Test Facility for the Apollo Project (1964-1966), beginning of the Mars Mission Discussion. He founded Biosustems, Inc. (Roswell, NM 1966-1970), to begin Algae research for the purpose of recycling and producing Air, Water, Food and Energy; to generate an income through wastewater consulting work throughout the State of NM. In 1970 Biosustems merged with ERA (Ecological Research Associates), Inc. which concentrated on the Wastewater Reclamation Algae Production (W.R.A.P.) This system used algae to treat sewage. In 1974 he started designing and developing Methane from Livestock Waste and in 1977 he was granted a patent for his technology.  He worked for Pennsylvania DEP as a professionally licensed hydro-geologist and retired in 1997. Since retirement he has continued his study of algae.

Board of Directors

The Board of Directors currently consists of four (4) members, none of whom are independent.

Surajit Khanna is the Chairman of the board. He provides the management experience to oversee both the construction project and the management team.   He has more than 15 years of experience in dealing with International business and global teams.   Previous experience has been at Tech-Start as the CEO, Intrasphere Technologies as Vice President of Regional Operations, Rockwell Automation, Inc as Sr. Director of Quality Assurance, Omnicare Clinical Research, Inc, as Sr. Manager of Quality Control, and Ambric Group, Inc as a Director of Quality Assurance. He has both participated and managed construction projects across the globe including four bio diesel construction projects over the past three years and participated in the $1.8b Festival City construction in Dubai.  He has Bachelors in Science and Architecture; Masters in Business Administration; Juries Doctorate; and a Doctorate in Philosophy. Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan. Mr. Khanna is married to Sohini Khanna , our Treasurer and Board Member.

HOWARD L. BOBB, Esq is the President of BARD HOLDING, INC. He enjoyed a successful career in the Philadelphia Police Department, where he was both a supervisor and administrator, rising to the rank of Staff Inspector, retired and opened a law office. Howard is admitted to practice in both Pennsylvania and New Jersey. During his 25+ year law career has vast experience in contractual law, real estate law and dealing with business related matters.  Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan. He has a Business degree, a Masters degree in Public Administration and a Law degree.

MICHELLE McCURDY, Esq is Vice President-Safety, Security, Health and Environment of BARD HOLDING, INC. She had a short career in the Philadelphia Police Department, cut short by an injury. She is licensed to practice law in both Pennsylvania and New Jersey and has been practicing in both states for 14+ years.  She has worked in business related matters and has been an asset to the growth of the BARD name and business development.   For the past seven years, Michelle has owned and operated her own law firm. She has both a Bachelors in Criminal Justice and a Law Degree from Temple University.

Sohini Khanna has over 12 years of experience in Quality & validation technology, Project Life Cycle Management in various manufacturing industries including GMC, LLC, Spectraforce, Accumed, Inc., Tech Start, Intrasphere Technologies. She has experience in designing and maintaining quality systems based on ISO 9000. At the abovementioned companies, she focused on analysis, design, development, testing of software, implementation of quality standards, and FDA regulations (GMP, GLP, ISO 9000), including validation, regulatory documentation, and submission; and SAP system. She has bachelors in biology and postgraduate diploma in human resource management. She is also a member of American Society for Quality. Over the last two and one half years he has devoted much of his business acumen to the establishment of the BARD name and business plan. Mrs. Khanna is married to Surajit Khanna, our Secretary and Chairman of the Board .

Directors’ Compensation

No Directors have received any compensation for their service. Neither the Board of Directors nor the shareholders have elected any compensation plan for the Directors for their service to date.

Corporate Governance

We currently have no active non-employee members of the board of directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10.0% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Since prior to this offering, we did not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we were not required to file such forms with the Securities and Exchange Commission. We do not intend to register a class of our securities on a national securities exchange before this registration statement is effective. Once we have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we intend on filing all such forms in a timely manner and if not, to disclose any untimely filings in accordance with Item 405 Regulation S-K.

Involvement in Certain Legal Proceedings

To our knowledge, our directors, executive officers have not been involved in any of the following events during the past five years and which is material to an evaluation of the ability or the integrity of our directors or executive officers:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no substantial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The company does not have conflicts of interest including any private or personal interest sufficient to appear to influence the objective exercise of his or her official duties as officers or director of the company.

Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our officers and directors from inception (November 16, 2009) to May 20, 2010.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual	Restricted	Options
				Compensation	Stock
Surajit Khanna, Chairman of the Board and secretary	2009	$0	$0	$0	$0	$0
Howard L. Bobb, Esq — President and CEO, Board Member	2009	$0	$0	$0	$0	$0
Sohini Khanna — Senior Vice President and Treasurer, Board Member	2009	$0	$0	$0	$0	$0
Steve Miller — Vice President-Human Resources and Controller	2009	$0	$0	$0	$0	$0
Avery Hong, JD — Vice President-Investor Relations	2009	$0	$0	$0	$0	$0
Stephen Laskero, Esq – Vice President – General Legal Counsel	2009	$0	$0	$0	$0	$0
Sharon Miller — Vice President-Strategic Planning	2009	$0	$0	$0	$0	$0
Larry Didonato — Vice President and General Tax Counsel	2009	$0	$0	$0	$0	$0
Syam Nutulapati, MBA — Vice President – Information Technology	2009	$0	$0	$0	$0	$0
Michelle McCurdy, Esq — Vice President-Safety, Security, Health and Environment, Board Member	2009	$0	$0	$0	$0	$0
Indu D. Das, PhD — Vice President- Technology	2009	$0	$0	$0	$0	$0
Sar Olivier — Vice President-Environmental Policy & Planning	2009	$0	$0	$0	$0	$0
Jay Ort – Vice President – Algae Development	2009	$0	$0	$0	$0	$0

The officers and directors have not received any monetary compensation or salary since the inception of the Company. The officers and directors have agreed to not receive any compensation or enter into any employment agreements until the Company begins operations.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to BARD Holdings, or for each meeting attended except for reimbursement of out-of-pocket expenses.  There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

BARD Holdings did not grant any stock options to the executive officer during the most recent fiscal period ended November 30, 2009. BARD Holdings has also not granted any stock options to the Executive Officers since incorporation.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The Officers have agreed to provide services to us without compensation until such time as we have earnings from our revenue.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of four members. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent for the common stock will be Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 25,003,000 shares of common stock. Of these shares, 10,000,000 will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Only the shares being offered under this registration statement will be tradable without further restriction. However, it should be noted that this is a “best efforts” offering and there is no guarantee that all 10,000,000 shares will be sold. Our sole officer and director will not be purchasing shares in this offering. The remaining 15,000,000 shares of common stock held by our existing stockholder are “restricted securities” as that term is defined in Rule 144 under the Securities Act. The 15,000,000 of the shares making up the 15,003,000 that were issued, were issued in November 2009 to our Officers and Directors. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. As a result of the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale on the date of this prospectus; and
•
the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods, subject to restrictions on such sales by affiliates and as restricted by a lock-up agreement.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the SEC and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

Once issued, the certificate will be issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

Rule 144 Shares

After ______________, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which, in our case, would equal approximately 150,003 shares of our common stock as of the date of this prospectus.

Consequently, as of May 20, 2010 there are approximately 15,003,000 shares of our Common Stock held by 39 shareholders of record, none of which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

BARD HOLDING, INC.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

November 30, 2009 and February 28, 2010

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of November 30, 2009	F-2

Statement of Operations for the period from November 16, 2009 (date of inception) to November 30, 2009	F-3

Statement of Stockholders’ Equity as of November 30, 2009	F-4

Statement of Cash Flows for the period from November 16, 2009 (date of inception) to November 30, 2009	F-5

Notes to the Financial Statements	F-6 - F-9

Balance Sheet as of November 30, 2009 (audited) and as of February 28, 2010 (unaudited)	F-10

Statement of Operations for the period from November 16, 2009 (date of inception) to February 28, 2010 and the three months ended February 28, 2010 (unaudited)	F-11

Statement of Stockholders’ Equity as of November 30, 2009 (audited) and as of February 28, 2010 (unaudited)	F-12

Statement of Cash Flows for the period from November 16, 2009 (date of inception) to February 28, 2010 and for the three months ended February 28, 2010 (unaudited)	F-13

Notes to the Financial Statements	F-14 - F-18

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
BARD Holding, Inc.
Newark, New Jersey

We have audited the accompanying balance sheet of BARD Holding, Inc. (the “Company”) as of November 30, 2009 and the related statements of operations, stockholders’ equity, and cash flows for the period from November 16, 2009 (Date of Inception) through November 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BARD Holding, Inc.  as of November 30, 2009 and the results of its operations and its cash flows for the period from November 16, 2009 (Date of Inception) through November 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has limited working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan
December 3, 2009

BARD HOLDING, INC.
 (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
AS OF NOVEMBER 30, 2009

2009
ASSETS
Current assets
Cash and cash equivalents	$500
Prepaid expenses	12,500

TOTAL ASSETS	$13,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities
Accrued expenses	$0
Total Liabilities	0

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 15,003,000 shares issued and outstanding	150,030
Preferred stock, $.01 par value, 15,000,000 shares authorized, 15,000,000 shares issued and outstanding	150,000
Additional paid in capital	0
Stock subscriptions receivable	(282,930)
Deficit accumulated during the development stage	(4,100)
Total Stockholders’ Equity	13,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 16, 2009 (INCEPTION) TO NOVEMBER 30, 2009

Period from November 16, 2009 (Inception) to November 30, 2009

REVENUES	$0

OPERATING EXPENSES
Professional fees	4,100
TOTAL OPERATING EXPENSES	4,100

NET LOSS BEFORE INCOME TAXES	(4,100)

PROVISION FOR INCOME TAXES	0

NET LOSS	$(4,100)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	15,003,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
 (A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY
AS OF NOVEMBER 30, 2009

	Common stock		Preferred stock		Additional paid-in	Stock subscriptions	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	receivable	stage	Total

Issuance of common stock	15,003,000	$150,030	-	$-	$-	$(132,930)	$-	$17,100

Issuance of preferred stock	-	-	15,000,000	150,000	-	(150,000)	-	0

Net loss for the period ended November 30, 2009	-	-	-	-	-	-	(4,100)	(4,100)

Balance, November 30, 2009	15,003,000	$150,030	15,000,000	$150,000	$-	$(282,930)	$(4,100)	$13,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
 (A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 16, 2009 (INCEPTION) TO NOVEMBER 30, 2009

Period from November 16, 2009 (Inception) to November 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(4,100)
Changes in assets and liabilities:
(Increase) in prepaid expenses	(12,500)
Increase in accrued expenses	0
CASH FLOWS USED IN OPERATING ACTIVITIES	(16,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	17,100
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	17,100

NET INCREASE IN CASH	500
Cash, beginning of period	0
Cash, end of period	$500

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES :
Common stock issued for stock subscription receivable	$132,930
Preferred stock issued for stock subscription receivable	$150,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

BARD Holding, Inc. (the Company) was incorporated in the State of Delaware on November 16, 2009. The Company will be engaged in the principal business activity of developing, producing and distributing biofuels. The Company has not realized significant revenues to date and therefore is classified as a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Comprehensive Income

The Company has which established standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a November 30 fiscal year end.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Stock-based compensation.

For the period ended November 30, 2009, the Company has not issued any share-based payments to its employees or management.

Recent Accounting Pronouncements

In May 2009, the FASB issued FAS 165, “Subsequent Events”.  This pronouncement establishes standards for accounting for and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). FAS 165 requires and entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. It is effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 165 did not have a material impact on the Company’s financial condition or results of operation.

In June 2009, the FASB issued FAS 166, “Accounting for Transfers of Financial Assets” an amendment of FAS 140. FAS 140 is intended to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets: the effects of a transfer on its financial position, financial performance , and cash flows: and a transferor’s continuing involvement, if any, in transferred financial assets. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of FAS 166 to have an impact on the Company’s results of operations, financial condition or cash flows.

In June 2009, the FASB issued FAS 167, “Amendments to FASB Interpretation No. 46(R)”. FAS 167 is intended to (1) address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FAS 166, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provided timely and useful information about an enterprise’s involvement in a variable interest entity. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of FAS 167 to have an impact on the Company’s results of operations, financial condition or cash flows.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has no revenues as of November 30, 2009.  The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2009

NOTE 2 – GOING CONCERN (CONTINUED)

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 3 – INCOME TAXES

The provision for Federal income tax consists of the following:

November 30, 2009
Refundable Federal income tax attributable to:
Current Operations	$1,394
Less: valuation allowance	(1,394)
Net provision for Federal income taxes	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

November 30, 2009
Deferred tax asset attributable to:
Net operating loss carryover	$1,394
Less: valuation allowance	(1,394)
Net deferred tax asset	$-

At November 30, 2009, BARD Holding has an unused net operating loss carryover approximating $4,100 that is available to offset future taxable income; it expires beginning in 2029.

NOTE 4 – COMMON STOCK

The Company has 100,000,000 shares of $0.01 par value common stock authorized.  During the period ended November 30, 2009, 15,003,000 shares of common stock were issued.  Total proceeds of $17,100 were received prior to November 30, 2009 with the remaining $132,930 being recorded as stock subscription receivable.

As of November 30, 2009, a total of 15,003,000 shares were issued and outstanding.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2009

NOTE 5 – PREFERRED STOCK

The Company has 15,000,000 shares of $0.01 par value preferred stock authorized.  During the period ended November 30, 2009, 15,000,000 shares of preferred stock were issued to the founders.  The entire balance of $150,000 has been recorded as stock subscription receivable as of November 30, 2009.

NOTE 6 – COMMITMENTS

The Company neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on which the financial statements were submitted to the Securities and Exchange Commission and has determined it does not have any material subsequent events to disclose.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
AS OF FEBRUARY 28, 2010 (UNAUDITED) AND NOVEMBER 30, 2009 (AUDITED)

	February 28, 2010 (Unaudited)	November 30, 2009 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$3,009	$500
Prepaid expenses	12,500	12,500
Total Current Assets	15,509	13,000

Property and Equipment, net	540	0

Other Assets
Security deposits	6,099	0

TOTAL ASSETS	$22,148	$13,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities
Accrued expenses	$12,869	$0
Due to shareholder	52,000	0
Total Liabilities	64,869	0

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value, 100,000,000 shares authorized, 15,003,000 shares issued and outstanding	150,030	150,030
Preferred stock, $.01 par value, 15,000,000 shares authorized, 15,000,000 shares issued and outstanding	150,000	150,000
Additional paid in capital	0	0
Stock subscriptions receivable	(282,930)	(282,930)
Deficit accumulated during the development stage	(59,821)	(4,100)
Total Stockholders’ Equity (Deficit)	(42,721)	13,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,148	$13,000
See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED FEBRUARY 28, 2010
FOR THE PERIOD FROM NOVEMBER 16, 2009 (INCEPTION) TO FEBRUARY 28, 2010

	Three months ended February 28, 2010 (Unaudited)	Period from November 16, 2009 (Inception) to February 28, 2010 (Unaudited)

REVENUES	$0	$0

OPERATING EXPENSES
Professional fees	15,000	19,100
Advertising expense	4,250	4,250
Consulting fees	8,500	8,500
Insurance expense	5,662	5,662
Rent expense	15,289	15,289
General and administrative	7,020	7,020
TOTAL OPERATING EXPENSES	55,721	59,821

NET LOSS BEFORE INCOME TAXES	(55,721)	(59,821)

PROVISION FOR INCOME TAXES	0	0

NET LOSS	$(55,721)	$(59,821)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	15,003,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
AS OF FEBRUARY 28, 2010

	Common stock		Preferred stock		Additional paid-in	Stock subscriptions	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	Capital	receivable	stage	Total

Issuance of common stock	15,003,000	$150,030	-	$-	$-	$(132,930)	$-	$17,100

Issuance of preferred stock	-	-	15,000,000	150,000	-	(150,000)	-	0

Net loss for the period ended November 30, 2009	-	-	-	-	-	-	(4,100)	(4,100)

Balance, November 30, 2009	15,003,000	150,030	15,000,000	150,000	-	(282,930)	(4,100)	13,000

Net loss for the three months ended February 28, 2010	-	-	-	-	-	-	(55,721)	(55,721)

Balance, February 28, 2010	15,003,000	$150,030	15,000,000	$150,000	$-	$(282,930)	$(59,821)	$(42,721)

See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED FEBRUARY 28, 2010
FOR THE PERIOD FROM NOVEMBER 16, 2009 (INCEPTION) TO FEBRUARY 28, 2010

	Three months ended February 28, 2010 (Unaudited)	Period from November 16, 2009 (Inception) to February 28, 2010 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(55,721)	$(59,821)
Changes in assets and liabilities:
(Increase) in prepaid expenses	0	(12,500)
Increase in accrued expenses	12,869	12,869
CASH FLOWS USED IN OPERATING ACTIVITIES	(42,852)	(59,452)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(540)	(540)
Security deposits	(6,099)	(6,099)
CASH FLOWS USED IN INVESTING ACTIVITIES	(6,639)	(6,639)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	0	17,100
Proceeds from shareholder loan	52,000	52,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	52,000	69,100

NET INCREASE IN CASH	2,509	3,009
Cash, beginning of period	500	0
Cash, end of period	$3,009	$3,009

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0
Income taxes paid	$0	$0
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES :
Common stock issued for stock subscription receivable	$0	$132,930
Preferred stock issued for stock subscription receivable	$0	$150,000

See accompanying notes to financial statements.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Bard Holding, Inc. (the Company) was incorporated in the State of Delaware on November 16, 2009. The Company will be engaged in the principal business activity of developing, producing and distributing biofuels. The Company has not realized significant revenues to date and therefore is classified as a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Comprehensive Income

The Company has which established standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a November 30 fiscal year end.

Stock-based compensation

For the period ended February 28, 2010, the Company has not issued any share-based payments to its employees or management.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of Presentation

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the disclosures are adequate to make the financial information presented not misleading. These condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended November 30, 2009. All adjustments were of a normal recurring nature unless otherwise disclosed. In the opinion of management, all adjustments necessary for a fair statement of the results of operations for the interim period have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10) is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the quarter ended September 30, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended.

In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” or ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP.

SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented.

As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has no revenues as of February 28, 2010.  The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 3 – INCOME TAXES

The provision for Federal income tax consists of the following:

	February 28, 2010	November 30, 2009
Refundable Federal income tax attributable to:
Current Operations	$18,945	$1,394
Less: valuation allowance	(18,945)	(1,394)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	February 28, 2010	November 30, 2009
Deferred tax asset attributable to:
Net operating loss carryover	$20,339	$1,394
Less: valuation allowance	(20,339)	(1,394)
Net deferred tax asset	$-	$-

At February 28, 2010, Bard Holding has an unused net operating loss carryover approximating $59,821 that is available to offset future taxable income; it expires beginning in 2029.

NOTE 4 – DUE TO SHAREHOLDER

The Company received a loan from a shareholder during the period ended February 28, 2010.  The loan is unsecured, non-interest bearing and due on demand. The balance due to the shareholder was $52,000 as of February 28, 2010.

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 5 – COMMON STOCK

The Company has 100,000,000 shares of $0.01 par value common stock authorized.  During the period ended November 30, 2009, 15,003,000 shares of common stock were issued.  Total proceeds of $17,100 were received prior to November 30, 2009 with the remaining $132,930 being recorded as stock subscription receivable.

As of February 28, 2010, a total of 15,003,000 shares of common stock were issued and outstanding.

NOTE 6 – PREFERRED STOCK

The Company has 15,000,000 shares of $0.01 par value preferred stock authorized.  During the period ended November 30, 2009, 15,000,000 shares of preferred stock were issued to the founders.  The entire balance of $150,000 had been recorded as stock subscription receivable as of November 30, 2009.

As of February 28, 2010, a total of 15,000,000 shares of preferred stock were issued and outstanding.

NOTE 7 – COMMITMENTS

The Company entered into two lease agreements during the period ended February 28, 2010.

On January 18, 2010 the Company executed an agreement to lease a facility through December 31, 2011 with two subsequent two year renewal options.  The total rent due for during the initial term of the lease is $201,600 and the monthly rent is being expensed at $8,579.  The lease also required a $5,000 security deposit.

On February 1, 2010 the Company signed an agreement to lease an office on a month to month basis for $600 per month.  This lease required a security deposit of $1,000.

The minimum annual rents due under these lease agreements are as follows:

February 28, 2011	$93,600
2012	135,000
2013	135,000
2014	0
2015	0

BARD HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 8 – SUBSEQUENT EVENTS

On May 1, 2010 the Company signed a lease to rent office space for a period of one year. The monthly rent is $914 and the lease required a security deposit of $99.  Prior to May 1, 2010 the office was leased by an employee of the company and the employee was reimbursed for their expenses.  The Company had also paid the security deposit of $99.

On January 1, 2010 the company signed a non-binding letter of intent to lease and potentially purchase approximately 33 acres of property. The tem of the lease is for one year at a rate of $43,706 per month.  The lease is scheduled to begin on June 1, 2010. In the event the Company chooses to purchase the property the sale price would be $4,370,600.

On April 16, 2010 the Company agreed to accept membership interests of $282,930 in BARD, LLC in exchange for the outstanding stock subscription receivable of $282,930.

Management has evaluated subsequent events through the date on which the financial statements were submitted to the Securities and Exchange Commission and has determined it does not have any other material subsequent events to disclose.

Prospectus

May 20, 2010

BARD Holding Inc.
1167 Bridge Street
Philadelphia, Pennsylvania  19124
(215) 825-8593

Until ___________________,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the restated certificate of incorporation is to eliminate the rights of this corporation and its stockholders (through stockholders’ derivative suits on behalf of this corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our restated certificate of incorporation provides that we have the power to indemnify, and our restated by-laws state that we shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of this corporation or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our restated by-laws further provide that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of this corporation or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not we would have the power to indemnify such person against such liability under our restated by-laws.

Item 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$551.00
Blue Sky fees and expenses	100.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Total	$30,651.00

Item 26.  Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

We were incorporated in the State of Delaware in November 2009 and 15,000,000 at a value of $.01 per share founder shares were issued to officers and directors at a par value of $.01;

NAME & ADDRESS	COMMON STOCK SHARES
Howard L. Bobb, President and Director 1167 Bridge Street, Philadelphia, PA 19124	3,000,000
Sohini Khanna, Treasurer and Director 4878 Lindsey Lane, Richmond Heights, OH 44143	3,000,000
Surajit Khanna, Secretary and Chairman and Director 1959 Saxon Drive, Feasterville, PA19053	4,650,000
Richard C Edwards, Director 8 Vineyard Hill., Fairport, NY 144450	600,000
Avery Hong, VP 38432 Terrell Drive, North Ridgeville, OH 44039	2,250,000
Dan Mahar, Director 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	600,000
Stephen Laskero, Director 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	450,000
Sharon Miller, Director 417 Meadow Lane, Batesville, IN 47006	450,000

The following preferred shares were issued in November 2009 to officers and directors in exchange for cash at a par value of .01 per share.

NAME & ADDRESS	PREFERRED SHARES
Howard L. Bobb 1167 Bridge Street, Philadelphia, PA 19124	2,000,000
Surajit Khanna 1959 Saxon Drive, Feasterville, PA19053	2,000,000
Richard C Edwards 8 Vineyard Hill., Fairport, NY 144450	2,000,000
Bijayenee Patnaik 2500 Anina Lane, Bensalem, PA 19020	2,000,000
Avery Hong 38432 Terrell Drive, North Ridgeville, OH 44039	2,000,000
Michell McCurdy 6944 Jackson Street, Philadelphia, PA 19135	1,000,000
Dan Mahar 6009 Dwight Rowland Rd, Fuguay Varina, NC 27526	2,000,000
Stephen Laskero 1835 A South Centre City Pkwy Number 304 Escondido, CA 92025	1,000,000
Sharon Miller 417 Meadow Lane, Batesville, IN 47006	1,000,000

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

NAME & ADDRESS OF SHAREHOLDERS	# SHARES
Bruce Jacobs 1032 Dimmocks Mill Rd.Hillsborough, NC 27278	100
Jayapataka Swami 1959 Saxon Drive, Feasterville, PA 19053	100
Neena Mukkamala 95 Wolf Creek Blvd, Dover, DE 19901	100
Kristina Leigh Hicks 3 Rue de La Fontaine Rouge, Chessy 77700, France	100
Radha Krishna Mahajan 7002, Windswept Lane, Norristown, PA 19403	100
Augustus C Miller 732 Alburger Ave, Philadelphia, PA 19115	100
Robert M. & Lori A. Falzone 5409 Wixford Lane Mentor, OH 44060	100
Robert C. Potokar 5612 Reef Road Mentor on Lake OH 44060	100
Sam Pack 524 Baldwin Heights Circle Howard OH 43028	100
Dennis J. Long 1364 Elmwood Crt. Rocky River OH 44116	100
Christopher D. Zlomek 218 Fowler Lake Rd. Ghent NY 12075	100
Syam Sundar Vr Nutulapati 1959 Saxon Drive, Feasterville, PA 19053	100
Ed Strange 1501 Barnswallow Dr. Bensalem Pa 19020	100
Lokanath Mohapatra 210 Locust Street Philadelphia Pa 19106	100
William Deadwyler 41 West Allen Lane, Philadelphia, PA 19119	100
Vishal Verma 1949 Saxon Drive, Feasterville, PA 19053	100
John Berg 31492 Anner Road • Carriere, Mississippi 39426	100
William Kyle 703 Hemlock Hill Lane, West Chester, PA 19380	100
Sar Oliver 1167 Bridge street, Philadelphia, PA 19124	100

Steve Paskan 1000 Bacon Rd, Painsville Twp., OH 44077	100
William Fischer 35915 Hanamar Dr, Avon, OH 44011	100
Andrew Keough 3481 Main St., Perry, OH 44081	100
Frank Liberi, Jr 1073 Keerwood Rd, West Chester, PA 19382	100
Chad Bryner 18414 Whitehead Rd., LaGrange, OH 44050	100
Andy McDill 1519 W. Oakdale Ave., Chicago, IL 60657	100
Walt McMahon 8825 Bauer Circle, North Ridgeville, OH 44039	100
Reed Allen 8833 Bauer Circle, North Ridgeville, OH 44039	100
Pat Cook 37509 Terrell Drive, North Ridgeville, OH 44039	100
Tom Yablonsky 2089 West Blvd., Cleveland, OH 44102	100
Sandra Keller 5516 Edmonds Rd., Bellevue, OH 44811	100

The Common Stock issued in our Regulation D Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933. Further:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27. Exhibits Index.

The listed exhibits are filed with this Registration Statement:

SEC REFERENCE NUMBER	TITLE OF DOCUMENT
1.1	Subscription Agreement
3.1	Certificate of Incorporation
3.2	Bylaws
3.3	Amendment to the Bylaws
4.1	Stock Certificate Specimen
5.1	Opinion re legality and consent of Jillian Sidoti, Esq.
10.1	Purchase and Sale Agreement of The Keystone Industrial Port Complex
10.2
Commonwealth of Pennsylvania Department of Environmental Protection Air Quality Program Plan Approval - A plan approval for the construction and operation of a new biodiesel research and development facility. A chemical process is employed to extract oil from soybeans and process the soybean oil for production as biodiesel. Sources of emissions include soybean preparation, solvent extraction, and biodiesel/glycerin processes.

10.3	Eco Energy Bio-diesel Marketing Contract
10.4	FC Stone Integrated Risk Management and Grain Origination Agreement
10.6	TetraTech Algae Oil Pilot System Program Project Milestone Breakdown and Proposal for Phase 1 services for design and setup.
10.7	Solvent Extraction and Biodiesel Production equipment agreement
10.8	Algae oil extraction system purchase agreement
10.9	Pilot Plant lease agreement and pictures
10.10	Agreement between Jay Ort and Bard
23.1	Consent of Silberstein Ungar, PLLC
23.2	Consent of Jillian Ivey Sidoti, Esq included with Exhibit 5.1
23.3	Consent agreement between Jay Ort and Bard
99.1	PATENT PENDING FILED PROCESS FOR CULTIVATION AND HARVESTING OF ALGAE, INCLUDING
99.2	Article discussing “First Successful Demonstration of Carbon Dioxide Air Capture Technology Achieved”
99.3	Article discussing “New materials can selectively capture carbon dioxide”
99.4	Site layout for Solvent Extraction & Biodiesel
99.5	Cost Breakdown of Solvent extraction & biodiesel plant
99.6	Jay Ort’s Expired Patents
99.7	Jay Ort’s Pilot Plant journal and bio
99.8	Jay Ort’s articles – copy
99.9	Jay Ort’s Geologist certificate and license
99.10	Picture of the prototype
99.11	Board Resolution on share transfer from BARD, LLC
99.12	News Article/Firm Hopes

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 28. Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II.  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

III.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on May 20, 2010.

Company Name

Date	By:	/s/ Howard L. Bobb
Howard L. Bobb
President and Director

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Howard L. Bobb	President and Director	May 20, 2010
Howard L. Bobb	(Chief Executive Officer)

/s/ Sohini Khanna	Treasurer and Director	May 20, 2010
Sohini Khanna	(Chief Financial Officer, Controller,
Principal Accounting Officer)

/s/ Surajit Khanna	Secretary and Director	May 20, 2010
Surajit Khanna

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

BARD HOLDING Inc.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION
1.1	Subscription Agreement	Previously Filed
3.1	Certificate of Incorporation	Previously Filed
3.2	Bylaws	Previously Filed
3.3	Amendment to the Bylaws	Previously Filed
4.1	Stock Certificate Specimen	Previously Filed
5.1	Opinion re legality and consent of Jillian Sidoti, Esq.	Previously Filed
10.1	Purchase and Sale Agreement of The Keystone Industrial Port Complex	Previously Filed
10.2
Commonwealth of Pennsylvania Department of Environmental Protection Air Quality Program Plan Approval - A plan approval for the construction and operation of a new biodiesel research and development facility. A chemical process is employed to extract oil from soybeans and process the soybean oil for production as biodiesel. Sources of emissions include soybean preparation, solvent extraction, and biodiesel/glycerin processes.
Previously Filed
10.3	Eco Energy Bio-diesel Marketing Contract	Previously Filed
10.4	FC Stone Integrated Risk Management and Grain Origination Agreement	Filed Herewith
10.6	TetraTech Algae Oil Pilot System Program Project Milestone Breakdown and Proposal for Phase 1 services for design and setup.	Previously Filed
10.7	Solvent Extraction and Biodiesel Production equipment agreement	Filed Herewith
10.8	Algae oil extraction system purchase agreement	Filed Herewith
10.9	Pilot Plant lease agreement and pictures	Filed Herewith
10.10	Agreement between Jay Ort and Bard	Filed Herewith
23.1	Consent of Silberstein Ungar , PLLC	Filed Herewith
23.2	Consent of Jillian Ivey Sidoti, Esq included with Exhibit 5.1	See Exhibit 5.1
23.3	Consent agreement between Jay Ort and Bard	Filed Herewith
99.1	Patent Pending Process of Harvesting and Cultivation Algae	Previously Filed
99 .2	Article discussing “First Successful Demonstration of Carbon Dioxide Air Capture Technology Achieved”	Previously Filed
99 .3	Article discussing “New materials can selectively capture carbon dioxide”	Previously Filed
99.4	Site layout for Solvent Extraction & Biodiesel	Filed Herewith
99.5	Cost Breakdown of Solvent extraction & biodiesel plant	Filed Herewith
99.6	Jay Ort’s Expired Patents	Filed Herewith
99.7	Jay Ort’s Pilot Plant journal and bio	Filed Herewith
99.8	Jay Ort’s articles - copy	Filed Herewith
99.9	Jay Ort’s Geologist certificate and license	Filed Herewith
99.10	Picture of the prototype	Filed Herewith
99.11	Board Resolution on share transfer from BARD, LLC	Filed Herewith
99.12	News Article/Firm Hopes	Filed Herewith